                                                                    Exhibit 10.2
                           FIRST AMENDED AND RESTATED

                               LIMITED PARTNERSHIP

                                    AGREEMENT

                                       OF

                                 OXY VINYLS, LP







-------------------------------------------------------------------------------

                          ORGANIZED UNDER THE DELAWARE
                     REVISED UNIFORM LIMITED PARTNERSHIP ACT

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
SECTION 1         ORGANIZATION MATTERS ..................................... 2
                  1.1      Continuation of Partnership...................... 2
                  1.2      Name............................................. 2
                  1.3      Business Offices................................. 2
                  1.4      Purpose and Business............................. 2
                  1.5      Filings.......................................... 2
                  1.6      Power of Attorney................................ 3
                  1.7      Term............................................. 3

SECTION 2         CAPITAL CONTRIBUTIONS..................................... 3
                  2.1      Acquisition of Units............................. 3
                  2.2      Property Contributions........................... 4
                  2.3      Other Contributions.............................. 4
                  2.4      Capital Accounts................................. 5
                  2.5      No Return of or on Capital....................... 5
                  2.6      Partner Loans.................................... 5
                  2.7      Administration and Investment of Funds........... 5

SECTION 3         DISTRIBUTIONS............................................. 5
                  3.1      Operating Distributions.......................... 5
                  3.2      Liquidating Distributions........................ 6
                  3.3      Withholding...................................... 6
                  3.4      Offset........................................... 6

SECTION 4         BOOK AND TAX ALLOCATIONS.................................. 6
                  4.1      General Book Allocations......................... 6
                  4.2      Special Allocations.............................. 6
                  4.3      Change in Partner's Units........................ 6
                  4.4      Deficit Capital Account and Nonrecourse Debt
                            Rules........................................... 7
                  4.5      Federal Tax Allocations.......................... 8
                  4.6      Other Tax Allocations............................ 9
                  4.7      Transaction Costs................................ 9

SECTION 5         ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS........... 9
                  5.1      Fiscal Year...................................... 9
                  5.2      Method of Accounting for Financial Reporting
                            Purposes........................................ 9
                  5.3      Books and Records; Right of Partners to
                            Audit.......................................... 10
                  5.4      Reports and Financial Statements................ 10
                  5.5      Method of Accounting for Book and Tax Purposes.. 10
                  5.6      Taxation........................................ 10


                                                                           Page
                                                                           ----
                  5.7      Delegation...................................... 13

SECTION 6         MANAGEMENT .............................................. 13
                  6.1      Partnership Governance Committee................ 13
                  6.2      Limitations on Authority........................ 14
                  6.3      Lack of Authority............................... 14
                  6.4      Composition of Partnership Governance
                            Committee...................................... 15
                  6.5      Partnership Governance Committee Meetings....... 16
                  6.6      Partnership Governance Committee Quorum and
                            General Voting Requirement..................... 17
                  6.7      Partnership Governance Committee Unanimous
                            Voting Requirements............................ 17
                  6.8      Auxiliary Committees............................ 20

SECTION 7         OFFICERS AND EMPLOYEES................................... 21
                  7.1      Partnership Officers............................ 21
                  7.2      Selection and Term of Executive Officers........ 22
                  7.3      Removal of Executive Officers................... 22
                  7.4      Duties.......................................... 23
                  7.5      CEO............................................. 24
                  7.6      Other Officers.................................. 24
                  7.7      Secretary....................................... 24
                  7.8      Salaries........................................ 24
                  7.9      Delegation...................................... 25
                  7.10     General Authority............................... 25

SECTION 8         STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS................ 25
                  8.1      Strategic Plan.................................. 25
                  8.2      Annual Budget................................... 26
                  8.3      Funding of Partnership Expenses................. 27
                  8.4      Implementation of Budgets and Discretionary
                            Expenditures by CEO............................ 27
                  8.5      Strategic Plan Deadlock......................... 27
                  8.6      Loans........................................... 28

SECTION 9         RIGHTS OF PARTNERS....................................... 28
                  9.1      Delegation and Contracts with Related Parties... 28
                  9.2      General Authority............................... 29
                  9.3      Limitation on Fiduciary Duty; Non-Competition;
                            Right of First Opportunity..................... 29
                  9.4      Limited Partners................................ 31
                  9.5      Partner Covenants............................... 31

                                                                           Page
                                                                           ----
                  9.6      Special Purpose Entities........................ 32

SECTION 10 TRANSFERS AND PLEDGES........................................... 32
                  10.1     Restrictions on Transfer and Prohibition on
                            Pledge......................................... 32
                  10.2     Right of First Option and Right of First
                            Refusal........................................ 32
                  10.3     Inclusion of General or Limited Partner
                            Units.......................................... 34
                  10.4     Rights of Transferee............................ 34
                  10.5     Effective Date of Transfer...................... 34
                  10.6     Transfer to 80%-Owned Affiliate................. 35
                  10.7     Invalid Transfer................................ 35

SECTION 11 DEFAULT......................................................... 35
                  11.1     Default......................................... 35
                  11.2     Remedies for Default............................ 36
                  11.3     Purchase of Defaulting Partners' Units.......... 36
                  11.4     Liquidation..................................... 37
                  11.5     Certain Consequences of Default................. 37

SECTION 12 DISSOLUTION, LIQUIDATION AND TERMINATION........................ 38
                  12.1     Dissolution and Termination..................... 38
                  12.2     Procedures Upon Dissolution..................... 38
                  12.3     Termination of the Partnership.................. 40
                  12.4     Asset and Liability Statement................... 40

SECTION 13 MISCELLANEOUS   40
                  13.1     Confidentiality and Use of Information.......... 40
                  13.2     Indemnification................................. 42
                  13.3     Third Party Claim Reimbursement................. 44
                  13.4     Dispute Resolution.............................. 45
                  13.5     Extent of Limitation of Liability,
                            Indemnification, Etc........................... 45
                  13.6     Further Assurances.............................. 45
                  13.7     Successors and Assigns.......................... 46
                  13.8     Benefits of Agreement Restricted to the
                            Parties........................................ 46
                  13.9     Notices......................................... 46
                  13.10    Severability ................................... 46
                  13.11    Construction.................................... 47
                  13.12    Counterparts.................................... 47
                  13.13    Waiver of Right to Partition.................... 47
                  13.14    Governing Law................................... 47
                  13.15    Expenses........................................ 47
                  13.16    Payment Terms and Interest Calculations......... 47

                                                                           Page
                                                                           ----

                  13.17    Usury Savings Clause............................ 48
                  13.18    Amendment....................................... 48


APPENDICES

Appendix A                 Defined Terms
Appendix B                 Partnership Financial Statements and Reports
Appendix C                 Initial Executive Officers
Appendix D                 Dispute Resolution Procedures
Appendix E                 Division of Partnership Business

SCHEDULES

Schedule 2.2               Credits to Partner Capital Accounts

                           FIRST AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                 OXY VINYLS, LP

         This FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF OXY VINYLS, LP, dated as of the 1st day of May, 1999, is entered into among Occidental PVC, LLC, a Delaware limited liability company ("OCC GP"), Occidental PVC LP, Inc., a Delaware corporation ("OCC LP"), and 1999 PVC Partner Inc., a Delaware corporation ("Geon LP").

         WHEREAS, the definitions of capitalized terms used in this Agreement are set forth in Appendix A hereto; and

         WHEREAS, as contemplated by the Master Transaction Agreement, Occidental Chemical Corporation ("OCC"), the parent entity of each of OCC GP and OCC LP, and The Geon Company ("Geon"), the ultimate parent entity of Geon LP, desired to establish a joint venture in the form of a limited partnership; and

         WHEREAS, the Partnership was formed as a Delaware limited partnership named "Oxy Vinyls, LP" by the filing on April 6, 1999 with the Delaware Secretary of State of a Certificate of Limited Partnership under and pursuant to the Act; and

         WHEREAS, OCC GP, OCC LP, and GEON LP entered into that certain Limited Partnership Agreement of the Partnership dated as of April 6, 1999 (the "Initial Agreement"); and

         WHEREAS, in furtherance of the foregoing, OCC GP, OCC LP, and Geon LP wish to utilize the Partnership to acquire, own and operate the Contributed Business, the Initial Assets and such other assets and businesses as are consistent with the purposes of the Partnership; and

         WHEREAS, on or before the Closing Date, the Related Agreements relating to the Partnership and the Contributed Business also will be entered into, all as set forth in the Master Transaction Agreement; and

         WHEREAS, OCC GP, OCC LP, and Geon LP now desire to amend and restate the Initial Agreement in its entirety to set forth new terms and conditions for the ownership and management of the Partnership;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed to amend and restate the Initial Agreement in its entirety as follows:

                                    SECTION 1
                              ORGANIZATION MATTERS
                              --------------------

         1.1 CONTINUATION OF PARTNERSHIP. The Partnership is hereby continued as a limited partnership under the Act. The Partners desire to enter into this Agreement, which amends and restates the Initial Agreement in its entirety and constitutes the limited partnership agreement of the Partnership as of the date hereof. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. Without the need for the consent of any other Person, upon the execution of this Agreement, (i) OCC GP is hereby admitted to the Partnership as a general partner of the Partnership and (ii) each of OCC LP and Geon LP is hereby admitted to the Partnership as a limited partner of the Partnership. Subject to the terms, conditions and restrictions set forth in this Agreement, the Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by the Act, together with any powers incidental thereto, so far as such powers and privileges are necessary and appropriate for the conduct of the business of the Partnership.

         1.2 NAME. The name of the Partnership is "Oxy Vinyls, LP." The Partnership's business shall be conducted under such name or any other name or names determined by the Partnership Governance Committee. The General Partner will comply and will cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

         1.3 BUSINESS OFFICES. The principal place of business of the Partnership shall be located at 5005 LBJ Freeway in Dallas, Texas, or such other place as the General Partner may from time to time determine. The registered agent of the Partnership in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805.

         1.4 PURPOSE AND BUSINESS. The purpose of the business of the Partnership shall be to (i) engage in the Specified Business and (ii) do all things necessary and appropriate in connection with the ownership, operation or financing of the foregoing business as are permitted under the Act, including the acquisition and operation of the Contributed Business.

         1.5 FILINGS. The General Partner shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the General Partner, the Limited Partners shall execute all such certificates and other documents as may be necessary, in the sole judgment of the General Partner, in order for the General Partner to accomplish all such executions, swearings, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts. The General Partner hereby agrees and covenants that it will execute any appropriate amendment to the Certificate of Limited Partnership of the Partnership pursuant to Section 17-204 of the Act to reflect any admission of a Substitute General Partner in accordance with this Agreement.

         1.6 POWER OF ATTORNEY. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner and any successor thereto permitted as provided herein, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear, acknowledge, deliver, file or record in public offices and publish: (i) all certificates and other instruments (including counterparts thereof) that the General Partner deems appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with the terms of this Agreement; (ii) all certificates and other instruments and all amendments thereto that the General Partner deems appropriate or necessary to form, qualify or continue the Partnership in any jurisdiction, to maintain the limited liability of such Limited Partner, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law; and (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the transfers or assignments of interests in, to or under, this Agreement, including the Units, the dissolution, liquidation and termination of the Partnership, and the distribution of assets of the Partnership in connection therewith, pursuant to the terms of this Agreement.

         Each Limited Partner hereby agrees to execute and deliver to the General Partner within five Business Days after receipt of a written request therefor such other further statements of interest and holdings, designations, powers of attorney and other instruments as the General Partner deems necessary or appropriate to effect the transactions contemplated by this Agreement. The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the bankruptcy, dissolution or termination of such Limited Partner and shall extend to and be binding upon such Limited Partner's successors and permitted assigns. Each Limited Partner hereby
(i) agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney; and
(ii) waives any and all defenses that may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken in accordance with such power of attorney.

         1.7 TERM. The term for which the Partnership is to exist as a limited partnership is from the date of first filing of the Partnership's Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware through the dissolution and termination of the Partnership in accordance with the provisions of Section 12.


                                    SECTION 2
                              CAPITAL CONTRIBUTIONS
                              ---------------------

         2.1 ACQUISITION OF UNITS. In exchange for the capital contributions made pursuant to Section 2.2, each Partner shall be entitled to the following
Units:

                  PARTNER                              UNITS
                  OCC GP                                   1
                  OCC LP                                  75
                  Geon LP                                 24
                  TOTAL                                  100

The Units shall entitle the holder to the distributions set forth in Section 3 and to the allocation of Profits, Losses and other items as set forth in Section
4. Units shall not be represented by certificates.

         2.2 PROPERTY CONTRIBUTIONS. On the Closing Date, the Partners shall make the following capital contributions:

         (a) OCC. Pursuant to the applicable Asset Contribution Agreement, each of OCC GP and OCC LP will contribute or cause to be contributed to the Partnership the Initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby. Thereupon, OCC GP's and OCC LP's respective Capital Accounts will be credited with the amount set forth on Schedule 2.2.

         (b) GEON. Pursuant to the applicable Asset Contribution Agreement, Geon LP will contribute or cause to be contributed to the Partnership the Initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby. Thereupon, Geon LP's Capital Account will be credited with the amount set forth on Schedule 2.2.

The Partners intend that the contribution of assets subject to liabilities provided for in Sections 2.2(a) and (b) will qualify as a tax-free contribution under section 721 of the Code in which no Partner will recognize gain or loss. The Partners agree that the Partnership will so file its tax return, and each Partner agrees to file its tax return on the same basis and to maintain such position consistently at all times thereafter.

         2.3 OTHER CONTRIBUTIONS. From time to time and subject to the limitations of Section 6.7, if applicable, the Partnership Governance Committee (or the CEO acting pursuant to Section 8.3), on behalf of the Partnership, may issue a written notice ("Funding Notice") to the Partners calling for an additional capital contribution to the Partnership. Any Funding Notice will set forth:

         (a) the use of funds therefor;

         (b) the aggregate amount of the capital contribution required, which amount shall be apportioned among the Partners Pro Rata; and

         (c) the date by which the capital contribution must be received by the Partnership, which date will not be earlier than seven Business Days from the date the Funding Notice is issued.

Each Partner shall timely wire transfer its Pro Rata share of the amount set forth in the Funding Notice to the Partnership's bank account. Except as expressly set forth in this Agreement, no Partner shall be permitted or required to make any additional capital contribution to the Partnership.

         2.4 CAPITAL ACCOUNTS. Each Partner's Capital Account shall be determined and maintained in accordance with Regulation Section
1.704-l(b)(2)(iv). If any Partner transfers all or a portion of its Units in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Units.

         2.5 NO RETURN OF OR ON CAPITAL. Except as provided in Sections 3 and 4, no Partner shall receive any interest or other return on its capital contributions or on the balance in its Capital Account and no return of its capital contributions.

         2.6 PARTNER LOANS. A Partner or its Affiliates may loan funds to the Partnership on such terms and conditions as may be approved by the Partnership Governance Committee and, subject to other applicable law, have the same rights and obligations with respect thereto as a Person who is neither a Partner nor an Affiliate of a Partner. The existence of such a relationship and acting in such a capacity will not result in a Limited Partner's being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of a Partner. If a Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership or (iii) any duty it may have to any other Partner or the Partnership.

         2.7 ADMINISTRATION AND INVESTMENT OF FUNDS. The administration and investment of Partnership funds shall be in accordance with the procedures and guidelines as shall be adopted by the Partnership Governance Committee. The Partnership may delegate to a third party (which may be an Affiliate of one of the Partners) the responsibility for administering and investing Partnership funds pursuant to such guidelines.


                                    SECTION 3
                                 DISTRIBUTIONS
                                 -------------

         3.1 OPERATING DISTRIBUTIONS. Subject to Section 17-607 of the Act and other applicable law, distributions to the Partners shall be made as provided in the Strategic Plan. The Partners contemplate that the Strategic Plan will provide that, except for debt redemption or prepayment goals contained therein, the Distributable Cash as of the end of each month shall be distributed to the Partners Pro Rata.

         3.2 LIQUIDATING DISTRIBUTIONS. Distributions to the Partners of cash or property arising from a liquidation of the Partnership shall be made in accordance with the Capital Account balances of the Partners as provided in
Section 12.2(d).

         3.3 WITHHOLDING. The Partnership is authorized to withhold from distributions to a Partner and to pay over to the appropriate foreign, federal, state or local government tax authority any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this Section 3 for all purposes of this Agreement, and shall be offset against any amounts otherwise distributable to such Partner.

         3.4 OFFSET. Any amount otherwise distributable to a Partner pursuant to this Section 3 shall be applied by the Partnership to satisfy any of the following obligations that are owed by such Partner or its Affiliate to the Partnership and that are not paid when due:

         (a) NOTES. In the case of any Partner, the failure to pay any interest or principal when due on any indebtedness for borrowed money of such Partner or any Affiliate of such Partner to the Partnership.

         (b) ASSET CONTRIBUTION AGREEMENT. In the case of any Partner, the failure of such Partner or any Affiliate of such Partner to make any payment pursuant to Section 5 of its Asset Contribution Agreement that has been Finally Determined to be due.

         (c) CONTRIBUTION. In the case of any Partner, the failure to make any capital contribution required pursuant to Section 2.3 (other than pursuant to its Asset Contribution Agreement).


                                    SECTION 4
                            BOOK AND TAX ALLOCATIONS
                            ------------------------

         4.1 GENERAL BOOK ALLOCATIONS. Except as otherwise provided in this
Section 4, Profits or Losses each year shall be allocated among the Partners Pro Rata for book purposes. As used herein and in Section 4.5(a), "book" means the allocations used to determine debits and credits to the Capital Accounts of the Partners as set forth in Section 2.5. It does not refer to the method in which books are maintained for financial reporting purposes pursuant to Section 5.2.

         4.2 SPECIAL ALLOCATIONS. Depreciation and other amortization with respect to each Partnership asset acquired pursuant to Section 6.7(iv) shall be allocated to each Partner in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

         4.3 CHANGE IN PARTNER'S UNITS. If during a year Units are transferred or new Units issued, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such year in accordance with section 706 of the Code, using the closing-of-the-books method, except that depreciation and other amortization with respect to each Partnership asset shall be deemed to accrue ratably on a daily basis over the entire period during such year that the asset is owned and in service by the Partnership.

         4.4 DEFICIT CAPITAL ACCOUNT AND NONRECOURSE DEBT RULES. The special rules in this Section 4.4 apply in the following order to take into account the possibility of the Partners' having deficit Capital Account balances for which they are not economically responsible and the effect of the Partnership's incurring nonrecourse debt, directly or indirectly.

         (a) PARTNERSHIP MINIMUM GAIN CHARGEBACK. If there is a net decrease in "partnership minimum gain" during any year, determined in accordance with the tiered partnership rules of Regulation Section 1.704-2(k), each Partner shall be allocated items of income and gain for such year equal to such Partner's share of the net decrease in partnership minimum gain within the meaning of Regulation Sections 1.704-2(g)(2), except to the extent not required by Regulation Section 1.704-2(f). To the extent that this Section 4.4(a) is inconsistent with Regulation Section 1.704-2(f) or Section 1.704-2(k) or incomplete with respect to such regulations, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

         (b) PARTNER MINIMUM GAIN CHARGEBACK. If there is a net decrease in "partner nonrecourse debt minimum gain" during any year, within the meaning of Regulation Section 1.704-2(i)(2), each Partner who has a share of such gain, determined in accordance with Regulation Section 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in partner nonrecourse debt minimum gain. To the extent that this Section 4.4(b) is inconsistent with Regulation Section 1.704-2(i) or Section 1.704-2(k) or incomplete with respect to such regulations, the partner nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

         (c) DEFICIT ACCOUNT CHARGEBACK AND QUALIFIED INCOME OFFSET. If any Partner has an Adjusted Capital Account Deficit at the end of any year, including an Adjusted Capital Account Deficit for such Partner caused or increased by an adjustment, allocation or distribution described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.4(c) is intended to constitute a "qualified income offset" pursuant to Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         (d) PARTNER NONRECOURSE DEDUCTIONS. Any partner nonrecourse deductions for any year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulation Sections 1.704-2(i) or Section 1.704-2(k).

         (e) CURATIVE ALLOCATIONS. The Allocations provided by this Section 4.4 may not be consistent with the manner in which the Partners intend to allocate Profits and Losses. Accordingly, Profits and Losses will be reallocated among the Partners (in the same year and to the extent necessary, in subsequent years) in a manner consistent with Regulation Section 1.704-l(b) and Section 1.704-2 so as to prevent such allocations from distorting the manner in which Profits and Losses are intended to be allocated among the Partners pursuant to Sections 4.1, 4.2, and 4.3.

         (f) NONRECOURSE DEBT SHARING. For purposes of this Agreement, nonrecourse deductions, within the meaning of Regulation Section 1.704-2(b), shall be allocated among the Partners Pro Rata. Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulation Section 1.752-3(a)(3), Partnership Profits are allocated to the Partners Pro Rata.

         4.5 FEDERAL TAX ALLOCATIONS.

         (a) GENERAL RULE. Except as otherwise provided in the following paragraphs of this Section 4.5, allocations for federal income tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as book allocations are made.

         (b) SPECIAL ALLOCATIONS. Except as provided in Section 4.5(c), depreciation and other amortization with respect to each Partnership asset acquired pursuant to Section 6.7(iv) shall be allocated to each Partner in accordance with its contribution to the adjusted tax basis of such asset.

         (c) ELIMINATION OF BOOK/TAX DISPARITIES. Taxable income and tax deductions shall be shared among the Partners so as to take into account the variation between the Book Value and the adjusted tax basis of each property at the time it is contributed to the Partnership and at each time it is revalued.

                  (i) To account for such variation, effective as of the formation of the Partnership:

                           (A) the depreciation and other deductions
                  attributable to the basis that the contributing Partner had in each property at the time of contribution shall be allocated to such Partner, and

                           (B) upon disposition of a contributed property, the
                  excess of its Book Value at the time of such disposition over its tax basis at the time of such disposition shall be allocated to the Partner who contributed the property.

                  (ii) If the Book Value of a Partnership property is revalued as of a date subsequent to the date of its acquisition by the Partnership, the portion of its Book Value at the time of its disposition that is attributable to the increase resulting from such revaluation:

                           (A) shall be disregarded in applying Section
                  4.5(c)(i)(B) to the Partner who contributed such property, and

                           (B) shall be treated for purposes of this Section
                  4.5(c) as a separate property that was contributed on the revaluation date by the Persons who were partners immediately prior to the revaluation date.

                  (iii) The Partners agree that the foregoing allocations constitute a reasonable method for purposes of Regulation Section 1.704-3(a)(1) and will be so reported and defended by the Partnership and all Partners unless and until the Partners otherwise agree or it is otherwise Finally Determined.

         (d) ALLOCATION OF ITEMS AMONG PARTNERS. Each item of income, gain, loss, deduction and credit and all other items governed by section 702(a) of the Code shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to such Partners hereunder, PROVIDED that any gain treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in accordance with Regulation Section 1.1245-1(e)(2) and Section 1.1250-l(f).

         (e) SECTION 754 ELECTION ALLOCATIONS. Income and deductions of the Partnership that are attributable to the election under section 754 of the Code shall be allocated to the Partners entitled thereto.

         4.6 OTHER TAX ALLOCATIONS. Items of income, gain, loss, deduction, credit and tax preference for state, local and foreign income tax purposes shall be allocated among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section.

         4.7 TRANSACTION COSTS. If the Partnership is entitled to deductions with respect to costs described in Section 6.10 of the Master Transaction Agreement that have been incurred by a Partner and for which that Partner is not entitled to reimbursement, such deductions shall be allocated to that Partner.


                                    SECTION 5
                ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS
                -----------------------------------------------

         5.1 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

         5.2 METHOD OF ACCOUNTING FOR FINANCIAL REPORTING PURPOSES. For financial reporting purposes, the Partnership shall adopt a standard set of accounting policies and shall maintain separate books of account, all in accordance with GAAP. The Partnership's financial reports shall comply with requirements of the SEC to the extent applicable to the Partnership and any Partner or any controlling Person of such Partner, to the extent such information is necessary, in conjunction with the financial reporting obligations of such Person under applicable SEC requirements.

         5.3 BOOKS AND RECORDS; RIGHT OF PARTNERS TO AUDIT.

         (a) Proper and complete records and books of account of the Partnership's business, including all such transactions and other matters as are usually entered into records and books of account maintained by businesses of like character or as are required by law, shall be kept by the Partnership at the Partnership's principal place of business. The Partnership shall maintain one or more bank accounts in a manner so that the amount of such funds can at all times be determined.

         (b) Each Partner and its internal and independent auditors, at the expense of such Partner, shall have full and complete access to the internal and independent auditors of the Partnership and shall have the right to inspect all books and records and the physical properties of the Partnership during normal business hours and, at its own expense, to cause an independent audit thereof. The Partnership shall make all books and records of the Partnership available to such Partner and its internal and independent auditors in connection with such audit and shall cooperate with such Partner and auditors and to provide any assistance reasonably necessary in connection with such audit.

         (c) The Partnership will cause an independent audit to be conducted annually, and the independent auditors for the Partnership shall be Arthur Andersen L.L.P. unless and until changed by the Partnership Governance Committee.

         5.4 REPORTS AND FINANCIAL STATEMENTS. The Partnership shall prepare and deliver to the Partners the Partnership financial statements and reports described on Appendix B as soon as reasonably practicable and in any event on or prior to the due date indicated on Appendix B.

         5.5 METHOD OF ACCOUNTING FOR BOOK AND TAX PURPOSES. For purposes of making allocations and distributions hereunder (including distributions in liquidation of the Partnership in accordance with Capital Account balances as required by Section 12.2), Capital Accounts and Profits and Losses and other items described in Section 4.1 shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Regulation Section 1.704-l(b) to properly maintain Capital Accounts.

         5.6 TAXATION.

         (a) STATUS OF THE PARTNERSHIP. The Partners acknowledge that the Partnership is a partnership for federal, foreign and state income tax purposes, and hereby agree not to elect to be excluded from the application of subchapter K of chapter 1 of subtitle A of the Code or any similar state statute.

         (b) TAX ELECTIONS AND REPORTING.

                  (i) GENERALLY. The Partnership shall make the following elections under the Code and the Regulations and any similar state statutes:

                           (A) Adopt the calendar year as the annual accounting
                  period;

                           (B) Adopt the accrual method of accounting;

                           (C) Elect to deduct organization costs ratably over a
                  60-month period as provided in section 709 of the Code;

                           (D) Adopt the LIFO method of accounting for
                  inventory;

                           (E) Elect the most rapid depreciation period and
                  method available;

                           (F) Elect to amortize start-up expenditures over a
                  60-month period under section 195 of the Code;

                           (G) Apply the recurring items exception under section
                  461(h)(3)(A)(iii) of the Code to the extent applicable;

                           (H) Apply ratable accrual of property Taxes under
                  section 461(c) of the Code; and

                           (I) Make any other elections available under the Code
                  that the Partnership Governance Committee determine are appropriate, with the determination of whether an election is appropriate to be made pursuant to the principle that each Partner shall be treated equally (i.e., no Partner will receive preferential tax treatment to the disadvantage of another Partner).

                  (ii) SECTION 754 ELECTION. The Partnership shall, upon the written request of any Partner benefitted thereby, cause the Partnership to file an election under section 754 of the Code to adjust the basis of the Partnership assets under section 734(b) or 743(b) of the Code, and a corresponding election under the applicable sections of state and local law.

         (c) TAX RETURNS. The Tax Matters Partner, on behalf of the Partnership, shall prepare and file the necessary tax and information returns. Each Partner shall timely provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax and information returns. At least 90 days before the due date (as extended) for the Partnership's federal income tax return, the Tax Matters Partner shall deliver a draft of such return to each Partner. Each Partner shall have 15 days after receipt of the draft in which to furnish any objections or comments on the draft to the Tax Matters Partner. The Tax Matters Partner shall use commercially reasonable efforts to finalize the Partnership's federal income tax return at least 60 days before the due date for filing (as extended) of such return. A Partner may not report its share of any Partnership tax item in a manner inconsistent with the Partnership's reporting of such item unless the Partner has timely furnished its objection to the Tax Matters Partner as provided in the second preceding sentence. If a Partner reports its share of any Partnership tax item in a manner inconsistent with the Partnership's reporting of such item, such Partner shall promptly notify the Partnership in writing at least 20 Business Days prior to the filing of any statement with the IRS in which such inconsistent position is reported. The Partnership shall promptly deliver to each Partner a copy of the federal income tax return for the Partnership as filed with the appropriate taxing authorities and a copy of any material state and local income tax return as filed.

         (d) TAX AUDITS.

                  (i) FEDERAL TAX MATTERS. The Partnership is authorized to make such filings with the IRS as may be required to designate OCC LP in its capacity as the sole owner of OCC GP as the Tax Matters Partner. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind (including any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment) received from the IRS relating to or potentially resulting in an adjustment of Partnership items, as well as any other information requested by a Partner that is commercially reasonable to request. The Tax Matters Partner shall act in good faith in deciding whether to contest at the administrative and judicial level any proposed adjustment of a Partnership item and whether to appeal any adverse judicial decision. The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment that comes to its attention. All costs incurred by the Tax Matters Partner in performing under this subsection (d) shall be paid by the Partnership. The Tax Matters Partner shall have sole authority to represent the Partnership in connection with all tax audits, including the power to extend the statute of limitations, to enter in any settlement, and to litigate any proposed partnership adjustment, subject to the following: (A) No settlement will be entered into with respect to an item that would materially affect any Partner adversely unless each Partner is first notified of the terms of the settlement; and no Partner will be bound by any settlement unless it consents thereto; (B) If a Partner does not consent to a settlement, the settlement will nevertheless be binding on all Partners who do consent; and the non-consenting Partner may, at its sole cost, pursue such administrative or judicial remedies as it deems appropriate; (C) If the Tax Matters Partner brings an action in any court, each Partner, at its sole cost, shall have the right to intervene in the proceeding to the extent permitted by the court; and (D) The Tax Matters Partner shall take any and all actions as may be necessary to cause Geon LP to become a partner required to be notified pursuant to section 6223 of the Code or a similar provision under any state law.

                  (ii) STATE AND LOCAL TAX MATTERS. The Partnership shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Partnership that might, in the judgment of the Tax Matters Partner, materially and adversely affect any Partner, and shall keep each Partner advised of all material developments with respect to any proposed adjustment of Partnership items that come to its attention.

                  (iii) CONTINUATION OF RIGHTS. Each Partner shall continue to have the rights described in this Section 5.6(d) with respect to tax matters relating to any period during which it was a Partner, whether or not it is a Partner at the time of the tax audit or contest.

         (e) TAX RULINGS. No Person other than the Tax Matters Partner shall request an administrative ruling (or similar administrative procedures) from any taxing authority with respect to any tax issue relating to the Partnership or affecting the taxation of any other Partner unless such Person shall have received written authorization from the Tax Matters Partner and any such other Partner to make such request.

         (f) TAX INFORMATION. At the request of any Partner, the Tax Matters Partner shall timely furnish annual earnings and profits computations (as defined in section 312 of the Code) with respect to that Partner's share of Partnership income.

         5.7 DELEGATION. The Partners agree that all of the tasks to be performed under this Section (other than serving as Tax Matters Partner) may be delegated to employees and consultants of the Partnership.


                                    SECTION 6
                                   MANAGEMENT
                                   ----------

         6.1 PARTNERSHIP GOVERNANCE COMMITTEE.

         (a) The General Partner and Geon LP hereby establish a committee (the "Partnership Governance Committee") to manage and control the business, property and affairs of the Partnership, including the determination and implementation of the Partnership's strategic direction. The Partnership Governance Committee (on behalf of the Partners) shall have (i) the full authority of the Partners to exercise all of the powers of the Partnership and (ii) full control over the business, property and affairs of the Partnership. Except to the extent set forth in this Agreement, the

Partnership Governance Committee shall have full, exclusive and complete discretion to manage and control the business, property and affairs of the Partnership, to make all decisions affecting the business, property and affairs of the Partnership and to take all such actions as it deems necessary and appropriate to accomplish the purpose of the Partnership as set forth in Section
1.4 (as such purpose may be expanded in accordance with Section 6.7(i)).

         (b) The Partnership Governance Committee shall act exclusively by means of Partnership Governance Committee Action. As used in this Agreement, "Partnership Governance Committee Action" means any action that the Partnership Governance Committee is authorized and empowered to take in accordance with this Agreement and the Act and that is taken by the Partnership Governance Committee either (i) by action taken at a meeting of the Partnership Governance Committee duly called and held in accordance with this Agreement or (ii) by a formal written consent complying with the requirements of Section 6.5(f). In no event shall the Partnership Governance Committee be authorized to act other than by Partnership Governance Committee Action, and any action or purported action by the Partnership Governance Committee (including any authorization, consent, approval, waiver, decision or vote) not constituting a Partnership Governance Committee Action shall be null and void and of no force and effect. Each Partnership Governance Committee Action shall be binding on the Partnership.

         (c) The Partnership Governance Committee shall adopt policies and procedures consistent with this Agreement (including Section 6.7) or the Act, governing financial controls and legal compliance, including delegations of authority (and limitations thereon) to the officers of the Partnership as permitted hereby. Such policies and procedures may be revised or revoked (in a manner consistent with this Agreement and the Act) from time to time as determined by the Partnership Governance Committee. To the extent any authority is not delegated to officers of the Partnership in this Agreement or in accordance with Partnership Governance Committee Action, it shall remain with the Partnership Governance Committee.

         6.2 LIMITATIONS ON AUTHORITY. Except as expressly set forth in this Agreement, each of the General Partner and Geon LP agrees to exercise its authority to manage and control the Partnership only through the Partnership Governance Committee. Each of the General Partner and Geon LP agrees not to exercise, or purport or attempt to exercise any authority (i) to act for or incur, create or assume any obligation, liability or responsibility on behalf of the Partnership or any other Partner, (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the Partnership or (iii) to otherwise transact any business in the Partnership's name, in each case except pursuant to Partnership Governance Committee Action.

         6.3 LACK OF AUTHORITY. Except as expressly set forth in this Agreement, no Person or Persons other than (i) the General Partner and Geon LP, acting through the Partnership Governance Committee, and (ii) the officers of the Partnership appointed in accordance with this Agreement and acting as agents or employees, as applicable, of the Partnership in conformity with this Agreement and any applicable Partnership Governance Committee Action, shall be authorized
(a) to exercise
the powers of the Partnership, (b) to manage the business, property and affairs of the Partnership or (c) to contract for, or incur on behalf of, the Partnership any debts, liabilities or other obligations.

         6.4 COMPOSITION OF PARTNERSHIP GOVERNANCE COMMITTEE.

         (a) The Partnership Governance Committee shall consist of six Representatives, with the General Partner designating three Representatives and Geon LP designating three Representatives (each a "Representative"). All the Representatives of both the General Partner and Geon LP shall together constitute the Partnership Governance Committee.

         (b) The General Partner and Geon LP may designate one or more individuals (each an "Alternate") who (i) shall be authorized, in the event a Representative is absent from any meeting of the Partnership Governance Committee (and in the order of succession designated by either the General Partner or Geon LP, as applicable), to attend such meeting in the place of, and as substitute for, such Representative and (ii) shall be vested with all the powers to take action on behalf of either the General Partner or Geon LP, as applicable, that the absent Representative could have exercised at such meeting. The term "Representative," when used herein with reference to any Representative who is absent from a meeting of the Partnership Governance Committee, shall mean and refer to any Alternate attending such meeting in place of such absent Representative.

         (c) On or before the date hereof, the General Partner and Geon LP shall have delivered to the other a written notice (i) designating the three persons to serve as such Partner's initial Representatives and (ii) designating the person or persons, if any, who are to serve as initial Alternates and their order of succession.

         (d) Each of the General Partner and Geon LP may, in its sole discretion and by written notice delivered to the other and the Partnership at any time or from time to time, remove or replace one or more of its Representatives or change one or more of its Alternates. If a Representative or Alternate dies, resigns or becomes disabled or incapacitated, the Partner, whether the General Partner or Geon LP, that designated such Representative or Alternate, as the case may be, shall promptly designate a replacement. Each Representative and each Alternate shall serve until replaced by the Partner that designated such Representative or Alternate, as the case may be.

         (e) Copies of all written notices designating Representatives and Alternates shall be delivered to the Secretary and shall be placed in the Partnership minute books, but the failure to deliver a copy of any such notice to the Secretary shall not affect the validity or effectiveness of such notice or the designation described therein.

         (f) Each Representative, in his capacity as such, shall be the agent of the Partner that designated such Representative. Accordingly, (i) each Representative, as such, shall act (or refrain from acting) with respect to the business, property and affairs of the Partnership solely in accordance with the wishes of the Partner that designated such Representative and (ii) no Representative, as such, shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Partnership or to any

Partner other than the Partner that designated such Representative; PROVIDED, HOWEVER, that nothing in this Agreement is intended to or shall relieve or discharge any Representative or Partner from liability to the Partnership or the Partners on account of any fraudulent or intentional misconduct of such Representative. Nothing in this Section 6.4(f) shall limit the duty owed to the Partnership by any person acting in his capacity as an officer of the Partnership (including any such officer who is also a Representative).

         (g) Representatives shall not receive from the Partnership any compensation for their service or any reimbursement of expenses for attendance at meetings of the Partnership Governance Committee.

         6.5 PARTNERSHIP GOVERNANCE COMMITTEE MEETINGS.

         (a) Regular but not less often than quarterly meetings of the Partnership Governance Committee shall be held at such times and at such places as shall from time to time be determined in advance and committed to a written schedule by the Partnership Governance Committee. The first regular meeting of the Partnership Governance Committee during each fiscal year shall be deemed to be the "Annual Meeting." The Secretary shall deliver by commercial courier service or other hand delivery or transmit by facsimile transmission (with proof of confirmation from the transmitting machine), an agenda for each regular meeting to the Representatives at least five Business Days prior to such meeting. Each agenda for a regular meeting shall specify, to a reasonable degree, the business to be transacted at such meeting. Subject to Section 6.6, at any regular meeting of the Partnership Governance Committee at which a quorum is present, any and all business of the Partnership may be transacted.

         (b) Special meetings of the Partnership Governance Committee may be called by any Representative by delivering by commercial courier service or other hand delivery or transmitting by facsimile transmission (with proof of confirmation from the transmitting machine), written notice of a special meeting to each of the other Representatives at least two Business Days before such meeting. Each notice of a special meeting shall specify, to a reasonable degree, the business to be transacted at, or the purpose of, such meeting. Notice of any special meeting may be waived before or after the meeting by a written waiver of notice signed by the Representative entitled to notice. A Representative's attendance at a special meeting shall constitute a waiver of notice unless the Representative states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened. Special meetings of the Partnership Governance Committee shall be held at the Partnership's offices (or at such other place or in such other manner as the Representatives shall agree) at such time as may be stated in the notice of such meeting.

         (c) One Representative of each of the General Partner and Geon LP shall serve as a co-chair of each meeting (regular and special) of the Partnership Governance Committee. Either co-chair may instruct the Secretary to include one or more items on a meeting agenda and neither co-chair nor the Secretary may delete or exclude an agenda item proposed by the other.

         (d) Following each meeting of the Partnership Governance Committee, the Secretary shall promptly draft and distribute minutes of such meeting to the Representatives for approval at the next meeting, and after such approval shall retain the minutes in the Partnership minute books.

         (e) Representatives, at their discretion, may participate in or hold regular or special meetings of the Partnership Governance Committee by means of a telephone conference or any at least equally effective device or technology by which all individuals participating in the meeting may hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

         (f) Any action required or permitted to be taken at a meeting of the Partnership Governance Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by at least two Representatives of each of the General Partner and Geon LP, and such consent shall have the same force and effect as a duly conducted vote of the Partnership Governance Committee. A counterpart of each such consent to action shall be delivered promptly to each of the Representatives and to the Secretary for placement in the minute books of the Partnership, but the failure to deliver a counterpart of any such consent to action to the Secretary shall not affect the validity or effectiveness of such consent to action.

         6.6 PARTNERSHIP GOVERNANCE COMMITTEE QUORUM AND GENERAL VOTING REQUIREMENT.

         (a) The presence of at least two Representatives (including any duly present Alternates) of the General Partner shall constitute a quorum of the Partnership Governance Committee for the transaction of business and the taking of appropriate Partnership Governance Committee Actions at any meeting; PROVIDED, HOWEVER, that the presence at such meeting of at least two Representatives (including any duly present Alternates) from each of the General Partner and Geon LP shall be necessary for the taking of any action described in
Section 6.7; and PROVIDED, FURTHER, that no Partnership Governance Committee Actions can be taken at any meeting with respect to any matter that was not reflected, with a reasonable level of specificity, on an agenda for such meeting that was delivered in accordance with Section 6.5 unless at least one Representative of each of the General Partner and Geon LP is present. No Partnership Governance Committee Action may be taken at any meeting at which a quorum is not present.

         (b) Except as otherwise provided in Section 6.7 or elsewhere in this Agreement, the approval of two or more Representatives acting for the General Partner will be sufficient for the Partnership Governance Committee to take any Partnership Governance Committee Action and in such case the Partnership shall be authorized to take such action without the consent of any other Person.

         6.7 PARTNERSHIP GOVERNANCE COMMITTEE UNANIMOUS VOTING REQUIREMENTS. Unless and until two or more Representatives of the General Partner and two or more Representatives of Geon LP have given their approval (in which event a Partnership Governance Committee Action is hereby authorized without the need for the consent of any other Person), no Partnership Governance

Committee Action will be deemed for any purpose to have been taken at any Partnership Governance Committee meeting that would cause or permit the Partnership or any subsidiary thereof (or any Person acting in the name or on behalf of any of them) directly or indirectly to take (or commit to take), and neither the Partnership nor any subsidiary thereof nor any person acting in the name or on behalf of any of them directly or indirectly may take or commit to take, any of the actions described below (whether in a single transaction or series of related transactions):

                  (i) to cause the Partnership, directly or indirectly, to engage, participate or invest in any business outside the scope of its business as described in Section 1.4;

                  (ii) to approve any Strategic Plan, as well as any amendments or updates thereto (including the annual updates provided for in Section 8.1);

                  (iii) except as contemplated by Section 12.2, to authorize any disposition of assets outside the ordinary course of business having a fair market value exceeding $50 million in any one transaction or a series of related transactions not contemplated in an approved Strategic Plan; PROVIDED, HOWEVER, that no such approval shall be required in respect of a disposition of assets in excess of such threshold amount if the CEO, acting through the Partnership Governance Committee, shall obtain an opinion, in form and substance reasonably satisfactory to the representatives of both the General Partner and Geon LP, from a nationally recognized independent professional appraisal firm with a recognized expertise in process chemical plants, as to the fairness and adequacy of the consideration received by the Partnership for such assets, taking into consideration all of the terms of such disposition; PROVIDED, FURTHER, HOWEVER, that in no event shall a disposition of assets in excess of such threshold amount be made to an Affiliate of the General Partner or Geon LP;

                  (iv) to authorize any acquisition of assets outside the ordinary course of business or any capital expenditure exceeding $25 million that is not contemplated in an approved Strategic Plan; PROVIDED, HOWEVER, that, if the Representatives of Geon LP do not approve an acquisition of assets or a capital expenditure exceeding $25 million that is not contemplated in an approved Strategic Plan or Geon LP does not agree to pay its Pro Rata share of any additional capital contribution required to effect such acquisition or capital expenditure, approval of the Representatives of Geon LP is not required for the Partnership Governance Committee to authorize such acquisition or capital expenditure if all amounts for such acquisition or expenditure that exceed $1 million are paid, directly or indirectly, by OCC GP and OCC LP, and in such an event, (a) all such amounts paid by OCC GP and OCC LP shall be deemed additional capital contributions to the Partnership, and (b) OCC GP and OCC LP shall receive additional Units to account for such additional capital contributions. The number of additional Units received by such contributing Partners shall, immediately after being issued, constitute a percentage of all then outstanding Units equal to the following, expressed as a percentage:
         A/B, where A = the Enterprise Value Increase; and B = the Enterprise Value Increase plus the Partnership Annual Agreed Value for the year during which such acquisition or expenditure is made;

                  (v) to require capital contributions to the Partnership (other than contributions contemplated by the Asset Contribution Agreements or an approved Strategic Plan or to achieve or maintain compliance with any HSE Law or other law) within any fiscal year (a) if the total of such contributions required from the Partners within that year would exceed $10 million or (b) to the extent the aggregate principal amount of the Partnership's borrowings is less than the Leverage Ceiling;

                  (vi) to make borrowings under one or more of the Partnership's bank credit facilities, its uncommitted lines of credit or any credit facility or debt instrument of the Partnership of any kind that finances or refinances all or any portion of the Partnership's credit facilities, or to enter into any capitalized lease or similar off-balance sheet financing arrangement, at any time, if as a result of any such borrowing the aggregate principal amount of all such borrowings outstanding at such time would exceed $575 million (the "Leverage Ceiling");

                  (vii) to enter into interest rate protection or other hedging agreements, including commodity hedging agreements, unless the transactions resulting from such agreements constitute a "hedge" as such term is defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards Number 80 and Number 133 (other than commodity hedging agreements offset by physical positions arising in the ordinary course of business);

                  (viii) except as otherwise provided in Section 2.1, to cause the Partnership or any subsidiary of the Partnership to issue, sell, redeem or acquire any Units or other equity securities (or any rights to acquire, or any securities convertible into or exchangeable for, Units or other equity securities);

                  (ix) except as contemplated by Section 12.2, to make Partnership distributions that are not contemplated in (a) an approved Strategic Plan or (b) Section 1.3(b)(x) of the Master Transaction Agreement;

                  (x) to initiate or settle any litigation or governmental proceedings if the effect thereof could reasonably be expected to be material to the financial condition of the Partnership;

                  (xi) to change the Partnership's method of accounting as adopted pursuant to Section 5.2 or to change the Partnership's method of accounting as provided in Section 5.5 or to make the elections referred to in Section 5.6(b)(i)(E);

                  (xii) to create or change the authority of any Auxiliary Committee;

                  (xiii) to merge, consolidate or convert the Partnership or any subsidiary thereof with or into any other entity (other than a Wholly-Owned Subsidiary of the Partnership);

                  (xiv) to file a petition in bankruptcy or seeking any reorganization, liquidation or similar relief on behalf of the Partnership or any subsidiary of the Partnership; or to consent to the filing of a petition in bankruptcy against the Partnership or any subsidiary of the Partnership; or to consent to the appointment of a receiver, custodian, liquidator or trustee for the Partnership or any subsidiary of the Partnership or for all or any substantial portion of their respective property;

                  (xv) to enter into any raw material supply contract with a term of two years or longer that calls for payments by the Partnership that exceed $50 million in any fiscal year;

                  (xvi) except in connection with transactions contemplated by
         Section 12.2, to enter into an indemnification agreement whereby the Partnership agrees (a) to indemnify a Partner, (b) to an indemnification outside of the ordinary course of business or (c) to an indemnification for any item that could cause obligations of the Partnership in excess of $5 million;

                  (xvii) except in connection with transactions contemplated by
         Section 12.2, to authorize prepayments of the loans to the Partnership guaranteed by Geon pursuant to Section 1.3(b)(x) of the Master Transaction Agreement; or

                  (xviii) to approve any loan referred to in Section 1.1(e) of the Parent Agreement.

         6.8 AUXILIARY COMMITTEES.

         (a) From time to time, the Partnership Governance Committee may, by Partnership Governance Committee Action, designate one or more committees ("Auxiliary Committees") or disband any Auxiliary Committee. Each Auxiliary Committee shall (i) operate under the specific authority delegated to it by the Partnership Governance Committee (consistent with Section 6.7) for the purpose of assisting the Partnership Governance Committee in managing (on behalf of the General Partners) the business, property and affairs of the Partnership and (ii) report to the Partnership Governance Committee.

         (b) Each of the General Partner and Geon LP shall have the right to appoint an equal number of members on each Auxiliary Committee. Auxiliary Committee members may (but need not) be members of the Partnership Governance Committee. No Auxiliary Committee member shall be compensated or reimbursed by the Partnership for service as a member of such Auxiliary Committee.

         (c) Each Partnership Governance Committee Action designating an Auxiliary Committee shall be in writing and shall set forth (i) the name of such Auxiliary Committee, (ii) the number of members and (iii) in such detail as the Partnership Governance Committee deems appropriate, the purposes, powers and authorities (consistent with Section 6.7) of such Auxiliary Committee; PROVIDED, HOWEVER, that in no event shall any Auxiliary Committee have any powers or authority in reference to amending this Agreement, adopting an agreement of merger, consolidation or conversion of the Partnership, authorizing the sale, lease or exchange of all or substantially all of the property and assets of the Partnership, authorizing a dissolution of the Partnership or declaring a distribution. Each Auxiliary Committee shall keep regular minutes of its meetings and promptly deliver the same to the Partnership Governance Committee. The members of any Auxiliary Committee, at their discretion, may participate in or hold regular meetings by means of a telephone conference or any at least equally effective device or technology by which all individuals participating in the meeting may hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

         6.9 ENTERPRISE VALUE INCREASE AND PARTNERSHIP ANNUAL AGREED VALUE. The "Enterprise Value Increase" shall mean, for any acquisition or expenditure, the Annual Agreed Multiple times the EBITDA Contribution of such acquisition or expenditure. The "Partnership Annual Agreed Value" of the Partnership shall mean the enterprise value of the Partnership as agreed upon between the General Partner and Geon LP, with such value being updated annually in January of each calendar year and applying for the entire calendar year in which such value is determined; PROVIDED, HOWEVER, that (i) the Partnership Annual Agreed Value shall be $2 billion for 1999 and 2000, and (ii) if the General Partner and Geon LP are unable to agree on a Partnership Annual Agreed Value by January 31 of any year in which such determination is necessary, then the Partnership Annual Agreed Value for that year shall be the same as the Partnership Annual Agreed Value for the immediately preceding year. The setting of the initial Partnership Annual Agreed Value at $2 billion is solely for the purposes of the calculation under Section 6.7(iv) and is not intended necessarily to reflect or bear upon the determination of the Fair Market Value of the Partnership.


                                    SECTION 7
                             OFFICERS AND EMPLOYEES
                             ----------------------

         7.1 PARTNERSHIP OFFICERS.

         (a) The Partnership Governance Committee may select natural persons who are (or upon becoming an officer will be) agents or employees of the Partnership to be designated as officers of the Partnership, with such titles as the Partnership Governance Committee shall determine. The Partnership Governance Committee also shall appoint a Secretary and may appoint such other officers and assistant officers and agents as may be deemed necessary or desirable and such persons shall perform such duties in the management of the Partnership as may be provided in this Agreement or as may be determined by Partnership Governance Committee Action.

         (b) The executive officers of the Partnership shall consist of a Chief Executive Officer ("CEO"), and others as determined from time to time by Partnership Governance Committee Action (collectively, the "Executive Officers").

         (c) The Partnership Governance Committee may leave unfilled any offices except those of CEO and Secretary. Two or more offices may be held by the same person, except that the same person may not hold the offices of CEO and Secretary.

         7.2 SELECTION AND TERM OF EXECUTIVE OFFICERS.

         (a) The initial Executive Officers are listed on Appendix C.

         (b) The CEO shall hold office for a three-year term, subject to the CEO's earlier death, resignation or removal. Upon the expiration of such term or earlier death, resignation or removal, OCC GP shall designate the replacement CEO. The CEO shall not be required to be an employee of the Partnership but shall be required to devote substantially all of his or her efforts to the Partnership's business.

         (c) Each Executive Officer (other than the CEO) shall hold office until his or her death, resignation or removal. Upon the death, resignation or removal of an Executive Officer, or the creation of a new Executive Officer position, the CEO may nominate a person to fill the vacancy, which shall be subject to Partnership Governance Committee approval. Executive Officers shall not be required to be employees of the Partnership. Any Executive Officer also may serve as an officer or employee of any Partner or Affiliate of a Partner.

         7.3 REMOVAL OF EXECUTIVE OFFICERS.

         (a) The CEO may be removed (i) at any time, by Partnership Governance Committee Action taken pursuant to Section 6.6, with or without cause, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby or (ii) by Geon LP, at any time after twelve months have passed following the delivery of written notice from Geon LP to the Partnership Governance Committee stating that the CEO should be removed for cause and setting forth with reasonable specificity the factual bases for such removal, if the bases for such removal for cause have not been rescinded, removed or cured (to the reasonable satisfaction of Geon LP) within such twelve month period.

         (b) Any Executive Officer (other than the CEO), or any other officer or agent may be removed, at any time, by Partnership Governance Committee Action taken pursuant to Section 6.6, with or without cause, upon the recommendation of the CEO, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby.

         (c) Notwithstanding anything to the contrary in Sections 7.3(a) and 7.3(b), either of the General Partner or Geon LP may, by action of two or more of its Representatives, remove from office any Executive Officer who takes or causes the Partnership to take any action described in Section 6.7 that has not been approved by two or more Representatives of the General Partner and two or more Representatives of Geon LP as contemplated by Section 6.7. Any such removal shall be effected by delivery by such Representatives of written notice of such removal (i) to such

Executive Officer and (ii) to the Representatives of the other Partner; PROVIDED THAT such removal shall not be effective if such action is rescinded or cured (to the reasonable satisfaction of the Partner, whether the General Partner or Geon LP, who has delivered such notice) promptly after such notice is delivered.

         7.4 DUTIES.

         (a) Each officer or employee of the Partnership shall owe to the Partnership, but not to any Partner, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Delaware corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Partner shall have a duty to act in good faith and to deal fairly; PROVIDED, THAT, no officer shall be liable to the Partnership or to any Partner for his or her good faith reliance on the provisions of this Agreement. Notwithstanding the foregoing, it is understood that any officer or employee of the Partnership who is also a Representative of either the General Partner or Geon LP shall, in his capacity as a Representative, owe no duty (fiduciary or otherwise) to any Person other than such Representative's appointing Partner.

         (b) The policies and procedures of the Partnership adopted by the Partnership Governance Committee may set forth the powers and duties of the officers of the Partnership to the extent not set forth in or inconsistent with this Agreement. The officers of the Partnership shall have such powers and duties, except as modified by the Partnership Governance Committee, as generally pertain to their respective offices in the case of a publicly held Delaware corporation, as well as other such powers and duties as from time to time may be conferred by the Partnership Governance Committee and by this Agreement. The CEO and the other officers and employees of the Partnership shall develop and implement management and other policies and procedures consistent with this Agreement and the general policies and procedures established by the Partnership Governance Committee.

         (c) Notwithstanding any other provision of this Agreement, no Partner, Representative, officer, employee or agent of the Partnership shall have the power or authority, without specific authorization from the Partnership Governance Committee, to undertake any of the following:

         (i) to do any act which contravenes (or otherwise is inconsistent with) this Agreement or which would make it impracticable or impossible to carry on the Partnership's business;

         (ii)     to confess a judgment against the Partnership;

         (iii) to possess Partnership property other than in the ordinary conduct of the Partnership's business; or

         (iv)     to take, or cause to be taken, any of the actions described in
                  Section 6.7.

         7.5 CEO. Subject to the terms of this Agreement, the CEO shall have general authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including its day-to-day operations in a manner consistent with the Annual Budget and the most recently approved Strategic Plan. The Partnership Governance Committee shall establish and maintain a compensation plan for the CEO and the other key employees of the Partnership. The level of compensation provided in such plan for the CEO and the other key employees of the Partnership shall be consistent with levels obtaining in the industry generally for comparably situated persons, and such plan shall establish incentive compensation goals intended to reward the CEO and the other key employees of the Partnership for achievement of the synergies and objectives set forth in the Strategic Plan. The CEO shall take steps to implement all orders and resolutions of the Partnership Governance Committee or, as applicable, any Auxiliary Committee. The CEO shall be authorized to execute and deliver, in the name and on behalf of the Partnership, (i) contracts or other instruments authorized by Partnership Governance Committee Action and (ii) contracts or instruments in the usual and regular course of business (not otherwise requiring Partnership Governance Committee Action), except in cases when the execution and delivery thereof shall be expressly delegated by the Partnership Governance Committee to some other officer or agent of the Partnership, and, in general, shall perform all duties incident to the office of CEO as well as such other duties as from time to time may be assigned to him or her by the Partnership Governance Committee or as are prescribed by this Agreement.

         7.6 OTHER OFFICERS. The President (if any) and the Vice Presidents (if any) shall perform such duties as may, from time to time, be assigned to them by the Partnership Governance Committee or by the CEO. In addition, at the request of the CEO, or in the absence or disability of the CEO, the President (if any) or any Vice President, in any order determined by the Partnership Governance Committee, temporarily shall perform all (or if limited through the scope of the delegation, some of) the duties of the CEO, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the CEO.

         7.7 SECRETARY. The Secretary shall keep the minutes of all meetings (and copies of written records of action taken without a meeting) of the Partnership Governance Committee in minute books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of this Agreement. The Secretary shall be the custodian of the records and of the seal, if any. The Secretary shall have general charge of books and papers of the Partnership as the Partnership Governance Committee may direct and, in general, shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Partnership Governance Committee or the CEO from time to time may assign to or confer upon the Secretary.

         7.8 SALARIES. Salaries or other compensation of the other Executive Officers of the Partnership shall be established by the CEO consistent with plans approved by the Partnership Governance Committee. Except as approved by the Partnership Governance Committee, all fees and compensation of the officers and employees of the Partnership other than the CEO with respect to their services as such officers and employees shall be payable solely by the Partnership and no

Partner or its Affiliates shall pay (or offer to pay) any such fees or compensation to any officer or employee, except to the extent that the Partnership shall have agreed with a Partner or one of its Affiliates pursuant to a separate agreement that a portion of the compensation of such officer or employee shall be paid by such Partner or Affiliate.

         7.9 DELEGATION. The Partnership Governance Committee may delegate temporarily the powers and duties of any officer of the Partnership, in case of absence or for any other reason, to any other officer of the Partnership, and may authorize the delegation by any officer of the Partnership of any of such officer's powers and duties to any other officer or employee of the Partnership, subject to the general supervision of such officer.

         7.10 GENERAL AUTHORITY. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the officers as set forth in this Agreement. In no event shall any Person dealing with any officer with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the officer; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the officer with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the officer was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.


                                    SECTION 8
                   STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS
                   -----------------------------------------

         8.1 STRATEGIC PLAN.

         (a) The Partnership shall be managed in accordance with a five-year strategic business plan (the "Strategic Plan") that shall be updated annually under the direction of the CEO and presented for approval by the Partnership Governance Committee pursuant to Section 6.7 no later than 45 days prior to the start of the first fiscal year covered by the updated plan.

         (b) The Strategic Plan shall establish the strategic direction of the Partnership, including plans relating to capital maintenance and enhancement, geographic expansion, acquisitions and dispositions, new product lines, technology, long-term supply and customer arrangements, internal and external financing, environmental and legal compliance, and plans, programs and policies relating to compensation and industrial relations. Subject to Section 3.1, the Strategic Plan also shall establish the Partnership's policies regarding the timing and amount of any distributions to the Partners. The Strategic Plan shall include projected income statements, balance sheets and cash flow statements, including the expected timing and amounts of capital contributions and cash distributions. The format and level of detail of each Strategic Plan shall be consistent with that of the initial Strategic Plan agreed to by the Partners on or prior to the Closing Date or the Strategic Plan most recently approved pursuant to Section 6.7. Except for entering into the Related Agreements, the Partnership shall not, on other than an arm's length basis, enter into, or waive any material rights under, any agreement between the Partnership and a Partner or its Affiliates unless the taking of such action is specifically contemplated by an approved Strategic Plan.

         8.2 ANNUAL BUDGET.

         (a) The Executive Officers of the Partnership shall prepare an Annual Budget (each, an "Annual Budget") for each fiscal year, including an Operating Budget and Capital Expenditure Budget; PROVIDED that each Annual Budget shall be consistent with the information for such fiscal year included in the Strategic Plan most recently approved pursuant to Section 6.7; and PROVIDED, FURTHER, that unless provided otherwise in the most recently approved Strategic Plan, the Annual Budget (including any Annual Budget prepared under Section 8.2(b)) shall utilize a format and provide a level of detail consistent with the Partnership's initial Annual Budget. The Annual Budget for each year shall be submitted to the Partnership Governance Committee for approval at least 45 days prior to the start of the fiscal year covered by such budget. Each Annual Budget shall incorporate (i) a projected income statement, balance sheet and a cash flow statement, (ii) the amount of any corresponding cash deficiency or surplus and
(iii) the estimated amount, if any, and expected timing for all required capital contributions. Each proposed Annual Budget shall be prepared on a basis consistent with the Partnership's financial statements.

         (b) If for any fiscal year the Partnership Governance Committee has failed to approve an updated Strategic Plan, then, subject to Section 8.5, for such year and each subsequent year prior to approval of an updated Strategic Plan, the Executive Officers of the Partnership shall prepare (and promptly furnish to the Partnership Governance Committee) the Annual Budget consistent with the projections and other information for that year included in the Strategic Plan most recently approved pursuant to Section 6.7; PROVIDED, HOWEVER, that the CEO, acting in good faith, shall be entitled to modify any such Annual Budget in order to satisfy current contractual and compliance obligations and to account for other changes in circumstances reflecting the passage of time, such as general changes in general economic or industry circumstances, or the occurrence of events beyond the control of the Partnership, and notwithstanding any other provision of this Agreement, the CEO shall be authorized to take or cause to be taken, on behalf of the Partnership, all actions that the CEO determines in good faith are appropriate in order to satisfy such obligations or respond to such changed circumstances. Except as may be required above, the CEO shall not be authorized to cause the Partnership to proceed with discretionary capital expenditures to accomplish capital enhancement projects, except to the extent that such expenditures would enable the Partnership to continue or complete any such capital project reflected in the last Strategic Plan that was approved by the Partnership Governance Committee pursuant to Section 6.7.

         (c) Each "Operating Budget" shall constitute an estimate for each applicable period of all operating income, which shall include expenses required to maintain, repair and restore to good and usable condition the Partnership's assets.

         (d) Each "Capital Expenditure Budget" shall constitute an estimate for the applicable period of the capital expenditures required to (i) accomplish capital enhancement projects included in the most recently approved Strategic Plan, (ii) maintain and preserve the Partnership's assets in good operating condition and repair and (iii) achieve or maintain compliance with any HSE Law.

         8.3 FUNDING OF PARTNERSHIP EXPENSES. All Partnership expenses (both operating and capital expenses), regardless of whether included in any Strategic Plan or Annual Budget, shall be funded from operating cash flows or authorized borrowings under available lines of credit, unless otherwise agreed bythe Partnership Governance Committee. Subject to the limitations of Sections 2.3 and 6.7(v), if applicable, to the extent that the CEO determines at any time that funds are needed to fund Partnership operations, the CEO may issue a Funding Notice to the Limited Partners calling for an additional capital contribution.

         8.4 IMPLEMENTATION OF BUDGETS AND DISCRETIONARY EXPENDITURES BY CEO.

         (a) After a Strategic Plan and an Annual Budget have been approved by the Partnership Governance Committee (or an Annual Budget has been developed in accordance with Section 8.2(b)), the CEO will be authorized, without further action by the Partnership Governance Committee, to cause the Partnership to make expenditures consistent with such Strategic Plan and Annual Budget; PROVIDED, HOWEVER, that all internal control policies and procedures, including those regarding the required authority for certain expenditures, shall have been followed.

         (b) In any emergency, the CEO or the CEO's designee shall be authorized to take such actions and to make such expenditures as may be reasonably necessary to react to the emergency, regardless of whether such expenditures have been included in an approved Strategic Plan or Annual Budget. Promptly after learning of an emergency, the CEO or such designee shall notify the Representatives of the nature of the emergency and the response that has been made, or is committed or proposed to be made, with respect to the emergency.

         8.5 STRATEGIC PLAN DEADLOCK. If, after the fifth anniversary of the date of this Agreement, the Partnership Governance Committee has not agreed upon and approved an updated Strategic Plan, as contemplated by Sections 6.7 and 8.1, within 12 months after the beginning of the first fiscal year that would have been covered by such plan, then the General Partner and Geon LP shall each submit their disagreements to non-binding mediation by a Neutral. If the General Partner and Geon LP are unable to agree upon a mutually acceptable Neutral within 30 days after a nomination of a Neutral is made by the General Partner or Geon LP to the other, then such Neutral shall upon the application of either the General Partner or Geon LP be appointed within 70 days of such nomination by the Center for Public Resources, or if such appointment is not so made promptly, then promptly thereafter by the American Arbitration Association in Dallas, Texas, or if such appointment is not so made promptly, then promptly thereafter by the senior United States District Court judge sitting in Dallas, Texas. The fees of the Neutral shall be paid equally by the General Partner and Geon LP. Within 20 days of selection of the Neutral, two persons having decision-making authority on behalf of each the General Partner and Geon LP shall meet with the Neutral and agree upon procedures and a schedule for attempting to resolve the differences between the General Partner and Geon LP. They shall continue to meet thereafter on a regular basis until (i) agreement is reached by the General Partner and Geon LP (acting through their Representatives) on an updated Strategic Plan or (ii) at least 24 months have elapsed since the beginning of the first fiscal year on or after the fifth anniversary of the date of this Agreement that would have been covered by the updated plan for which agreement was not reached, and the General Partner or Geon LP shall determine and notify the other and the Neutral in writing (a "Deadlock Notice") that no agreement resolving the dispute is likely to be reached. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the General Partner or Geon LP have the right to commence the procedures contained in this Section 8.5 until after the fifth anniversary of the date of this Agreement.

         8.6 LOANS.

         (a) INITIAL FACILITIES. On the Closing Date, the Partnership shall enter into the credit agreement provided for in Section 1.3(b)(x) of the Master Transaction Agreement.

         (b) OTHER LOANS. The Partnership Governance Committee may by Partnership Governance Committee Action authorize the CEO to cause the Partnership to borrow funds from third party lenders. No Partner shall be required, and the Partnership Governance Committee shall not be authorized to require any Partner, to guarantee or to provide other credit or financial support for any loan. Any Partner may, at its sole discretion, guarantee or provide other credit or financial support for all or any portion of any debt of the Partnership, for such period of time and on such other terms as the Partner shall determine.


                                    SECTION 9
                               RIGHTS OF PARTNERS
                               ------------------

         9.1 DELEGATION AND CONTRACTS WITH RELATED PARTIES.

         (a) The Partners acknowledge that the General Partner and Geon LP (acting through the Partnership Governance Committee) are permitted to delegate responsibility for day-to-day operations of the Partnership to officers and employees of the Partnership.

         (b) The Related Agreements, and upon receipt of any required approval by the Partnership Governance Committee (including, as applicable, any approval required by Section 6.7), all other contracts and transactions between the Partnership and a Partner or its Affiliates, shall be deemed to be entered into on an arm's-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of the status of being a Partner or by reason of any provision of this Agreement or the existence of the Partnership. In the case of any contract (including applicable Related Agreements) between the Partnership and OCC or any Affiliate thereof, Geon LP shall have the right under all reasonable circumstances, after reasonable prior notice to the General Partner, to cause the Partnership to exercise all of the Partnership's audit and similar rights under any such contract, and shall have full access to any audit or other reports resulting from the exercise of such rights.

         9.2 GENERAL AUTHORITY. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the General Partner and Geon LP as set forth in this Agreement. In no event shall any Person dealing with either the General Partner or Geon LP or such Partners' representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or Geon LP or such Partners' representatives; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or Geon LP or such Partners' representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) either the General Partner or Geon LP or such Partners' representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Nothing in this Section 9.2 shall be deemed to be a waiver or release of either the General Partner's or Geon LP's obligations to the other Partners as set forth elsewhere in this Agreement.

         9.3 LIMITATION ON FIDUCIARY DUTY; NON-COMPETITION; RIGHT OF FIRST OPPORTUNITY.

         (a) Each Partner (directly or through its Affiliates) is a sophisticated party possessing extensive knowledge of and experience relating to, and is actively engaged in, significant businesses in addition to its Contributed Business, has been represented by legal counsel, is capable of evaluating and has thoroughly considered the merits, risks and consequences of the provisions of this Section 9.3 and is agreeing to such provision knowingly and advisedly. The liability of the General Partner (including any liability of its Affiliates or its and their respective officers, directors, agents and employees) or of any Limited Partner (including any liability of its Affiliates or its and their respective officers, agents, directors and employees), either to the Partnership or to any other Partner, for any act or omission by such Partner in its capacity as a partner of the Partnership that is imposed by such Partner's status as a "general partner" or "limited partner" (as such terms are used in the Act) of a limited partnership is hereby eliminated, waived and limited to the fullest extent permitted by law; PROVIDED, HOWEVER, that the General Partner and Geon LP shall at all times owe to the other a fiduciary duty in observing the requirement described in Section 6.7 that (except as provided in Section 6.7(iv)) two or more Representatives of the General Partner and two or more Representatives of Geon LP shall be required to give their approval before the Partnership may undertake any of the actions listed in Section 6.7. Nothing in this Section 9.3(a) shall relieve any Partner from liability for any breach of this Agreement, and the General Partner and Geon LP shall at all times owe to each other a duty to act in good faith with respect to all matters involving the Partnership.

         (b) Except as set forth in Section 9.3(c), each Partner's Affiliates shall be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the Partnership, and to avail itself of any business opportunity available to it without having to offer the Partnership or any Partner the opportunity to participate in such business. Except as set forth in Section 9.3(c), it is expressly agreed that the legal doctrine of "corporate or business opportunities" sometimes applied to a Person deemed to be subject to fiduciary or other similar duties so as to prevent such Persons from engaging in or enjoying the benefits of certain additional business opportunities shall not be applied in the case of any investment, acquisition, business, activity or operation of any Partner's Affiliates.

         (c) (i) If a Partner's Affiliate desires to initiate or pursue an opportunity to undertake, engage in, acquire or invest in a Related Business by investing in or acquiring a Person whose business is a Related Business, acquiring assets of a Related Business, or otherwise engaging in or undertaking a Related Business (a "Business Opportunity"), such Affiliate (such Affiliate, together with its Affiliates, being called the "Proposing Person") shall offer the Partnership the Business Opportunity on the terms set forth in Section 9.3(c)(ii).

         (ii) When a Proposing Person offers a Business Opportunity to the Partnership, the Partnership shall elect to do one of the following within a reasonably prompt period:

         (A) acquire or undertake the Business Opportunity for the benefit of the Partnership as a whole, at the cost, expense and benefit of the Partnership; provided, however, that, if the Partnership ceases to actively pursue such opportunity for any reason, then the Proposing Person will be entitled to proceed under clause (B) below; or

         (B) permit the Proposing Person to acquire or undertake the Business Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto; PROVIDED, HOWEVER, that if the Business Opportunity is in direct competition with the then existing business of the Partnership (a "Competing Opportunity"), then the Proposing Person and the Partnership shall, if either so elects, promptly seek to negotiate and implement an arrangement whereby the Partnership would either (i) acquire or undertake the Competing Opportunity at the sole cost, expense and benefit of the Proposing Person under a mutually acceptable arrangement whereby the Competing Opportunity is treated as a separate business within the Partnership with the costs, expenses and benefits related thereto being borne and enjoyed solely by the Proposing Person, or (ii) enter into a management agreement with the Proposing Person to manage the Competing Opportunity on behalf of the Proposing Person on terms and conditions mutually acceptable to the Proposing Person and the Partnership. If the Partnership and the Proposing Person do not reach agreement as to such arrangement within a reasonable period not to exceed 30 days, the Proposing Person may acquire or undertake the Competing Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto.

         (d) Notwithstanding the provisions of Section 9.3(c)(ii), if the Business Opportunity constitutes less than 25% (based on annual revenues of the business to be acquired or invested in for the most recently completed fiscal year) of an acquisition of or investment in assets, activities, operations or businesses that is not otherwise a Related Business, then a Proposing Person may acquire or invest in such Business Opportunity without first offering it to the Partnership; PROVIDED, that, after completion of the acquisition or investment thereof, such Proposing Person must offer the Business Opportunity to the Partnership pursuant to the terms of Section 9.3(c)(ii); and if the Partnership elects option (A) of Section 9.3(c)(ii) with respect thereto, the Business Opportunity shall be acquired by the Partnership at its fair market value as mutually agreed or Finally Determined as of the date of such acquisition.

         (e) If (i) the Partnership is presented with an opportunity to acquire or undertake a Business Opportunity that it determines not to acquire or undertake and (ii) the Representatives of the General Partner or Geon LP, but not the other, desired that the Partnership acquire or undertake such Business Opportunity, then the Partnership shall permit such first Partner's Affiliates to acquire or undertake such Business Opportunity and Section 9.3(c)(ii)(B) shall be deemed to be applicable thereto to the same extent as if such Partner's Affiliates were a Proposing Person with respect to such Business Opportunity.

         9.4 LIMITED PARTNERS.

         (a) Except as expressly set forth in this Agreement, no Limited Partner shall take part in the management or control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise to bind the Partnership.

         (b) Each Limited Partner shall have the rights with respect to the Partnership's books and records as set forth in Section 5.3.

         9.5 PARTNER COVENANTS. Each Partner covenants and agrees with the Partnership and with the other Partners as follows:

                  (i) It shall not exercise, or purport or attempt to exercise, its authority to withdraw, retire, resign, or assert that it has been expelled from the Partnership;

                  (ii) It shall not do any act that would make it impossible or impracticable to carry on the Partnership's business; and

                  (iii) It shall not act or purport or attempt to act in a manner inconsistent with any act of the General Partner or Geon LP acting pursuant to the Partnership Governance

         Committee or in a manner contrary to the agreements of the Partners set forth in this Agreement;

PROVIDED, THAT, nothing in this Section 9.5 shall be deemed to waive its rights under Sections 10, 11 or 12.

         9.6 SPECIAL PURPOSE ENTITIES. Each Partner covenants and agrees that
(i) its business shall be restricted solely to the holding of its Units and the doing of things necessary or appropriate in connection therewith (including the exercise of its rights and powers under this Agreement), and (ii) it shall not own any assets, incur any liabilities or engage, participate or invest in any business outside the scope of such business.



                                   SECTION 10
                             TRANSFERS AND PLEDGES
                             ---------------------

         10.1 RESTRICTIONS ON TRANSFER AND PROHIBITION ON PLEDGE. Except pursuant to Section 11 or the procedures described below in this Section, a Partner shall not, in any transaction or series of transactions, directly or indirectly Transfer all or any part of its Units without the consent of the Other Partner, which consent may be granted or withheld in the Other Partner's sole discretion. A Partner shall not, in any transaction or series of transactions, directly or indirectly Pledge all or any part of its Units or its interest in the Partnership without the consent of the Other Partner, which consent may be granted or withheld in the Other Partner's sole discretion. Neither the term "Transfer" nor the term "Pledge," however, shall include an assignment by a Partner of such Partner's right to receive distributions from the Partnership so long as such assignment does not purport to assign any right of such Partner to participate in or manage the affairs of the Partnership, to receive any information or accounting of the affairs of the Partnership, or to inspect the books or records of the Partnership or any other right of a Partner pursuant to this Agreement or the Act. Any attempt by a Partner to Transfer or Pledge all or a portion of its Units in violation of this Agreement shall be void AB INITIO and shall not be effective to Transfer or Pledge such Units or any portion thereof. Subject to any applicable restrictions imposed by the Parent Agreement, nothing in this Agreement shall prevent the Transfer or Pledge by the owner thereof of any capital stock, equity ownership interests or other securities of a Partner or any Affiliate of a Partner, whether such Transfer or Pledge by such owner is in connection with the merger, consolidation, conversion, share exchange or Change of Control of such owner or otherwise.

         10.2 RIGHT OF FIRST OPTION AND RIGHT OF FIRST REFUSAL.

         (a) Except as provided in Section 10.6, without the consent of the Partnership Governance Committee, no Partner may Transfer less than all of its Units, and no Partner may Transfer its Units, directly or indirectly, for consideration other than cash. Any Limited Partner and, in the case of OCC LP, OCC GP (together, the "Selling Partners"), that receive a bona fide offer to purchase all of their Units that the Selling Partners desire to accept (an "Offer") or that otherwise desire to Transfer all of their Units to any Person shall give written notice (the "Initial Notice") to the Partnership and the other Partners (the "Offeree Partners") stating that the Selling Partners have received an Offer or otherwise desire to Transfer their Units and shall set forth the cash purchase price and all other terms of the Offer or the cash purchase price (established as provided below) and all other terms on which they are willing to sell their Units (in each case, the "Offer Terms"). In establishing the Offer Terms for a proposed sale that does not involve an Offer, the Selling Partners shall obtain an appraisal from an independent appraiser with a reasonable level of industry experience of the cash price that a willing buyer under no compulsion to buy would pay and a willing seller under no compulsion to sell would accept for the Units of the Selling Partners (the "Appraised Value"). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Partners to sell their Units to the Offeree Partners hereunder.

         (b) The Offeree Partners shall have the option, exercisable by delivering written notice (the "Acceptance Notice") of such exercise to the Selling Partners within 60 days of the date of the Initial Notice, to elect to purchase all, but not less than all, of the Units of the Selling Partners on the Offer Terms described in the Initial Notice. The Acceptance Notice shall set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice; PROVIDED, HOWEVER, that such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 90 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act (or any successor statute) or other Legal Requirement. The closing shall be held at the Partnership's offices. The purchase price for the Selling Partners' Units shall be paid in immediately available funds delivered at the closing, and all actions at the closing shall conform in all material respects to the Offer Terms.

         (c) If the Offeree Partners do not elect to purchase all of the Selling Partners' Units within 60 days after the receipt of the Initial Notice, the Selling Partners shall have a further 180 days during which they may, subject to
Section 10.2(d), consummate the sale of their Units (i) substantially in accordance with the terms of the Offer or (ii) if no Offer is involved, to a third party purchaser on terms that are not substantially more favorable to such purchaser than the Offer Terms and at a price equal to not less than 90% of the Appraised Value of the Units. If the sale is not completed within such further 180-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Partners may make any Transfer of their Units. If the Selling Partners receive a written offer during such further 180-day period from a third party purchaser that is for less than 90% of the Appraised Value, and the Selling Partners are willing to accept the offer, then (1) the offer shall be treated as an Offer, and (2) the Selling Partners must comply with the provisions of this Section 10.2 before the Selling Partners may make any Transfer of their Units to the third party purchaser that made the Offer.

         (d) Notwithstanding the foregoing provisions of this Section 10.2, a Partner may Transfer its Units only if all of the following occur:

                  (i) The proposed transferor is not in default in the timely performance of any of its material obligations to the Partnership.

                  (ii) The Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all federal and state securities laws and regulations.

                  (iii) The Transfer does not cause a default under any material contract (A) that has been approved unanimously by the Partnership Governance Committee and (B) to which the Partnership is a party or by which the Partnership or any of its properties is bound.

                   (iv) The transferee executes an appropriate agreement to be bound by this Agreement.

                  (v) The transferor and transferee bear all reasonable costs incurred by the Partnership in connection with the Transfer.

                  (vi) The business and activities of the transferee comply with
         Section 9.6.

                  (vii) The provisions of Section 10.3 are satisfied.

                  (viii) The parent of the transferee satisfies the criteria set forth in Section 1.2(d)(vii) of the Parent Agreement and delivers an agreement to the Parent of the Offeree Partners and to the Partnership, substantially in the form of the Parent Agreement.

         10.3 INCLUSION OF GENERAL OR LIMITED PARTNER UNITS. OCC LP may not Transfer its Units to any Person (other than in accordance with Section 10.6) unless the Units of OCC GP are simultaneously transferred to such Person or a Wholly-Owned Affiliate of such Person. OCC GP may not transfer its Units to any Person (other than in accordance with Section 10.6) unless the Units of OCC LP are simultaneously transferred to such Person or a Wholly-Owned Affiliate of such Person.

         10.4 RIGHTS OF TRANSFEREE. Upon consummation of a Transfer in accordance with Section 10.2, the transferee or transferees shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner if and to the extent Limited Partner Units are transferred and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred.

         10.5 EFFECTIVE DATE OF TRANSFER. Each Transfer shall become effective as of the first day of the calendar month following the calendar month during which the Partnership Governance Committee approves such Transfer and receives a copy of the instrument of assignment and all such certificates and documents of the character described in Section 10.2, which the Partnership Governance Committee may reasonably request.

         10.6 TRANSFER TO 80%-OWNED AFFILIATE. Without the need for the consent of any Person (subject to the provisions contained in Section 10.2(d) and this Section 10.6):

         (a) any Partner may Transfer its Units to any 80%-Owned Affiliate of such Partner. Upon consummation of a Transfer in accordance with this Section 10.6(a), the transferee shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner, if and to the extent Limited Partner Units are transferred, and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred; and

         (b) OCC LP may, at its option and at any time, Transfer up to 99% of its Limited Partner Units to OCC GP, whereupon such Limited Partner Units shall, without any further action, become General Partner Units. Promptly following any Transfer of Limited Partner Units in accordance with this Section 10.6(b), each Partner shall take such actions and execute such instruments or documents (including amendments to this Agreement or supplemental agreements hereto) as may be reasonably necessary to ensure that OCC GP and OCC LP shall, taken as a whole and following such Transfer, maintain all of its rights under this Agreement as in effect immediately prior to such Transfer (including the portion of any Partnership cash distributable to OCC GP and OCC LP).

         10.7 INVALID TRANSFER. No Transfer of Units which is in violation of this Section 10 shall be valid or effective, and the Partnership shall not recognize the same for the purposes of making any allocation or distribution.



                                   SECTION 11
                                     DEFAULT
                                     -------

         11.1 DEFAULT.

         (a) Each of the following events shall constitute a "Default" and create the rights provided for in this Section 11 in favor of the Partnership and the Non-Defaulting Partners against the Defaulting Partners:

                  (i) the failure by a Partner to make any contribution to the Partnership as required pursuant to this Agreement (other than pursuant to the Asset Contribution Agreement), which failure continues for at least five Business Days from the date that the Partner is notified such contribution is overdue; or

                  (ii) the withdrawal, retirement, resignation or dissolution of a Partner (other than in connection with a Transfer of all of a Partner's Units in accordance with this Agreement); or the Bankruptcy of a Partner or its Parent.

         (b) The day upon which the Default commences or occurs (or if the Default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) shall be the "Default Date." Without prejudice to a Partner's (or any of its Affiliates') rights to seek temporary or preliminary judicial relief, prior to any such Default Date all rights and obligations of the Partners under this Agreement shall remain in full force and effect.

         11.2 REMEDIES FOR DEFAULT. Provided that there shall be no duplication of remedies, without prejudice to any right to pursue independently and at any time, including simultaneously, any other remedy it may have under law, including the right to seek to recover Damages, or equity, the Non-Defaulting Partners in their sole discretion may elect to pursue the following remedies:

         (a) At any time prior to the expiration of 60 days from the Default Date, each of the Non-Defaulting Partners may elect to purchase its pro rata share (based on the ratio of the number of Units owned by such Partners to the number of Units owned by each of the Non-Defaulting Partners electing to purchase) of the Units of the Defaulting Partners as described in Section 11.3; PROVIDED, HOWEVER, that within 10 days after the determination of the Fair Market Value, the Non-Defaulting Partners may withdraw their election, in which case the Non-Defaulting Partners shall have an additional 30 days from their determination not to proceed to elect an alternative remedy under Section 11.2(b) below; and

         (b) At any time prior to the expiration of 60 days from the Default Date (or if the Non-Defaulting Partners initially elected to pursue their remedy under Section 11.2(a) above, then at any time prior to the expiration of the 30-day extension period), the Non-Defaulting Partners may elect to effect a liquidation of the Partnership under Section 11.4 and thereby cause the Partnership to dissolve under Section 12.1(iv).

         11.3 PURCHASE OF DEFAULTING PARTNERS' UNITS.

         (a) Upon any election pursuant to Section 11.2(a), the purchase price that the Non-Defaulting Partners shall pay, in the aggregate, to the Defaulting Partners for their Units shall be an amount equal to (i) the amount that the Defaulting Partners would receive in a liquidation (assuming that any sale under Section 12.2 were for an amount equal to the Fair Market Value, without giving effect to any Damages) reduced by (ii) the unrecovered Damages attributable to the Default by the Defaulting Partners.

         (b) If the Non-Defaulting Partners have a right to purchase the Units of the Defaulting Partners, they may first seek a determination of Fair Market Value at the sole cost and expense of the Defaulting Partners by delivering notice in writing to the Defaulting Partners. The Non-Defaulting Partners shall have 10 days from the final determination of Fair Market Value to elect to purchase the Defaulting Partner Units by delivering notice of such election in writing, and the purchase shall be consummated prior to the expiration of 60 days from the date such notice is delivered; PROVIDED that, such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 60 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act or other Legal Requirement.

         (c) The purchase price so determined shall be payable in cash at a closing held at the Partnership's offices. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to those set forth in Sections 2.1 and 2.2 of the Master Transaction Agreement) as soon as practicable and in any event within the applicable time period specified in subsection (b).

         (d) The Non-Defaulting Partners may assign, in whole or in part, their right to purchase the Units of the Defaulting Partners to one or more third parties without the consent of any Partner hereunder.

         (e) If Units are transferred in accordance with this Section 11.3, whether to the Non-Defaulting Partners or a third party, upon the consummation of such Transfer, each such transferee shall immediately, and without any further action on the part of any Person, become (i) a Substitute Limited Partner of the Defaulting Partner if and to the extent that Limited Partner Units were transferred to such Person and (ii) a Substitute General Partner of the Defaulting Partner if and to the extent that General Partner Units were transferred to such Person.

         11.4 LIQUIDATION. Upon any election pursuant to Section 11.2(b), the Non-Defaulting Partners shall have the right to elect to dissolve and liquidate the Partnership pursuant to the procedures in Section 12.1(iv) (such procedures constituting a "Liquidation"); PROVIDED, HOWEVER, that any amount payable to the Defaulting Partners in such Liquidation pursuant to Section 12.2 shall be reduced by, without duplication, any unrecovered Damages incurred by the Non-Defaulting Partner and the Non-Defaulting Partners' Percentage Interest of any unrecovered Damages incurred by the Partnership in connection with the Default. The Non-Defaulting Partners shall deliver notice of such election to dissolve and liquidate in writing to the Partnership and the Defaulting Partners.

         11.5 CERTAIN CONSEQUENCES OF DEFAULT. Notwithstanding any other provision of this Agreement, commencing on the Default Date and (i) prior to the Non-Defaulting Partners' collection of Damages through the exercise of its legal remedies or otherwise, or (ii) while the Non-Defaulting Partners are pursuing their remedies under Section 11.2(a) or (b), the Representatives of the Defaulting General Partner shall not have any voting or decisional rights with respect to matters requiring Partnership Governance Committee Action, and such matters shall be determined solely by the Representatives of the Non-Defaulting General Partner; PROVIDED, HOWEVER, that the foregoing loss of voting and decisional rights shall not occur as a result of a Default caused solely by the Bankruptcy of a Partner or a Parent described in Section 11.1(a)(ii); and PROVIDED FURTHER, that in the case of a Default under Section 11.1(a)(i), the foregoing loss of voting and decisional rights shall not apply to those voting and decisional rights contained in Sections 6.7(i), (viii), (xi) or (xiii) of this Agreement, which rights shall continue in full force and effect at all times.

                                   SECTION 12
                    DISSOLUTION, LIQUIDATION AND TERMINATION
                    ----------------------------------------

         12.1 DISSOLUTION AND TERMINATION. As long as Geon LP is willing then to convert its Units to General Partner Units and thereafter serve as the General Partner (who is hereby authorized in such event to so convert its Units and to conduct the business of the Partnership without dissolution), the withdrawal, retirement, resignation, dissolution or Bankruptcy of the General Partner shall not dissolve the Partnership, but rather shall be a Default covered by Section
11. The Partnership shall be dissolved upon the happening of any one of the following events:

                  (i) the written determination of both the General Partner and Geon LP to dissolve the Partnership;

                  (ii) the entry of a judicial decree of dissolution;

                  (iii) any other act or event that results in the dissolution of a limited partnership under the Act (except as provided in the first sentence of this Section 12.1);

                  (iv) the election of the Non-Defaulting Partners to effect a dissolution of the Partnership under Section 11.4; or

                  (v) after the delivery of a Deadlock Notice by either the General Partner or Geon LP pursuant to Section 8.5, the written determination by either the General Partner or Geon LP to dissolve the Partnership.

         12.2 PROCEDURES UPON DISSOLUTION.

         (a) GENERAL. If the Partnership dissolves, it shall commence winding-up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 12. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

         (b) CONTROL OF WINDING-UP. The winding up of the Partnership shall be conducted under the direction of the Partnership Governance Committee; PROVIDED, HOWEVER, that (i) if OCC GP and OCC LP are then Defaulting Partners and Geon LP is a Non-Defaulting Partner, such winding-up shall be conducted under the direction of Geon LP, and (ii) if the dissolution is caused by entry of a decree of judicial dissolution, the winding-up shall be carried out in accordance with such decree. The term "Liquidator" shall mean the Person or committee conducting such winding-up of the Partnership.

         (c) MANNER OF WINDING-UP. Unless the provisions of Section 12.2(e) apply, the Liquidator shall cause the Partnership to attempt to sell all Partnership properties and apply the proceeds therefrom in accordance with this Section 12.2(c) and Section 12.2(d). Upon dissolution of the Partnership and subject to Section 12.2(f), the Liquidator shall determine the time, manner and terms of any sale or sales of Partnership property pursuant to such winding-up, consistent with its duties and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise agreed by the Partners, no distributions will be made in kind to any Partner without the consent of each Partner.

         (d) APPLICATION OF ASSETS. In the case of a dissolution and winding-up of the Partnership, the Partnership's assets shall be applied as follows:

                  (i) First, to satisfaction of the liabilities of the Partnership owing to creditors (including Partners and Affiliates of the Partners who are creditors), whether by payment or reasonable provision for payment. Any reserves created to make any such provision for payment may be paid over by the Partnership to an independent escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent, conditional or unmatured liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in Section 12.2(d)(ii) below.

                  (ii) Second, after all allocations of Profits or Losses and other items pursuant to Section 4, to the Partners in accordance with the balances in their Capital Accounts.

                  (iii) Notwithstanding the foregoing, if any Partner shall be indebted to the Partnership, then until payment in full of the principal of and accrued but unpaid interest on such indebtedness, regardless of the stated maturity or maturities thereof, the Partnership shall retain such Partner's distributive share of Partnership property and apply such sums to the liquidation of such indebtedness and the cost of operation of such Partnership property during the period of such liquidation.

         (e) DIVISION OF ASSETS UPON DEADLOCK. If dissolution occurs pursuant to
Section 12.1(v), then the provisions of this Section 12.2(e) shall, if elected by any Partner, apply in lieu of the provisions of Section 12.2(c), but subject to the provisions of Section 12.2(d)(ii). In such event, the Partnership properties shall be divided and distributed in kind to the Partners in accordance with the provisions of Appendix E.

         (f) SUPPLY AGREEMENTS. In connection with a sale of Partnership properties pursuant to Section 12.2(c), the Liquidator shall, at its option, either (i) if a single purchaser acquires all or substantially all of such properties, cause such purchaser to assume and agree to perform under all the Supply Agreements, or if such properties are sold to more than one purchaser, cause such purchasers (on a several basis) in the aggregate to assume and agree to perform under all the Supply Agreements, with the benefits, duties and obligations under the Supply Agreements being allocated among such purchasers as deemed appropriate by the Liquidator, or (ii) cause the Supply Agreements to be terminated prior to the sale of such properties with the purchaser or purchasers of such properties not assuming the Supply Agreements, and prior to any distribution of the Partnership's assets in connection with the dissolution and winding-up of the Partnership, cause the Partnership to pay Geon LP in cash an amount equal to the remaining value of the Supply Agreements (to the parties thereto other than the Partnership) as of the date of the termination of the Supply Agreements, assuming the extension of the Supply Agreements beyond their respective initial terms pursuant to Geon's two five-year renewal options. The Partners agree that any dispute regarding the value of the Supply Agreements shall be resolved pursuant to the Dispute Procedures.

         12.3 TERMINATION OF THE PARTNERSHIP. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership's affairs shall terminate and the Partnership shall cause to be executed and filed a Certificate of Cancellation of the Partnership's Certificate of Limited Partnership pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Partnership.

         12.4 ASSET AND LIABILITY STATEMENT. Within a reasonable time following the completion of the winding-up and liquidation of the Partnership's business, the Liquidator shall supply to each of the Partners a statement (which may be unaudited) which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, and each Partner's pro rata portion of distributions pursuant to Section 12.2.



                                   SECTION 13
                                 MISCELLANEOUS
                                 -------------

         13.1 CONFIDENTIALITY AND USE OF INFORMATION.

         (a) Except as provided in Section 13.1(c) or (d), each Partner shall, and shall cause each of its Affiliates and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Related Persons") to, keep secret, retain in strictest confidence, and not distribute, disseminate or disclose any and all Confidential Information except to (i) the Partnership and its officers and employees, (ii) any lender to the Partnership or (iii) any Partner or any of their respective Affiliates or other Related Persons on a "need to know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, and such Partner disclosing Confidential Information pursuant to this Section 13.1(a) shall use, and shall cause its Affiliates and other Related Persons to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership's business or for any other specific purposes for which it was disclosed to such Person; PROVIDED THAT the disclosure of financial statements of, or other information relating to the Partnership shall not be deemed to be the disclosure of Confidential Information (y) to the extent that any Partner (or its ultimate parent entity) deems it necessary, appropriate or customary pursuant to law, regulation or stock exchange rule (in the reasonable good faith judgment of such parent entity) to disclose such information in or in connection with filings with the SEC, press releases disseminated to the financial community, presentations to lenders, presentations to ratings agencies or information disclosed to similar audiences or (z) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure unless such property has been transferred to the Partnership pursuant to an Asset Contribution Agreement.

         (b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas unrelated to the business of the Partnership in which any other Partner or its respective Affiliate competes.

         (c) In the event that any Partner is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that such Partner prior to disclosure will provide the Partnership Governance Committee with prompt notice of such request(s) so that the Partnership Governance Committee may seek an appropriate protective order or other appropriate remedy and/or waive the Partner's compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the Partnership Governance Committee grants a waiver hereunder, such Partner may furnish that portion (and only that portion) of the Confidential Information that, in the opinion of the Partner's counsel, the Partner is legally compelled to disclose, and the Partner will exercise its commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

         (d) Any Partner may disclose Confidential Information to a third party who requires such Confidential Information for the purpose of evaluating a possible purchase of such Partner's Units in accordance with Section 10; PROVIDED, HOWEVER, that such third party shall be informed by such Partner of the confidential nature of the information and the existence of this Section
13.1 and prior to any disclosure shall execute a written confidentiality agreement with such Partner substantially identical in scope to this Section and providing that such confidentiality agreement is also made for the benefit of the Partnership and each of the other Partners.

         (e) The Partners and their Affiliates shall consult with each other on an ongoing basis with respect to disclosures regarding the Partnership and its business and affairs permitted under Section 13.1(a)(y).

         13.2 INDEMNIFICATION.

         (a) INDEMNIFICATION BY PARTNERSHIP. The Partnership agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless each Partner, its Affiliates and their respective officers, directors and employees from, against and in respect of any Liability which such Indemnified Party may sustain, incur or assume as a result of, or relative to, a Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership, except to the extent that it is Finally Determined that such Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement. The Partnership shall periodically reimburse or advance to any Person entitled to indemnity under this
Section 13.2(a) its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the Partnership for such amounts if it is finally determined that such Person was not entitled to indemnity hereunder. Nothing in this
Section 13.2(a) is intended to, nor shall it, affect or take precedence over the indemnity provisions contained in any Related Agreement.

         (b) PARTNER'S RIGHT OF INDEMNIFICATION. Each Partner hereby agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless the other Partners, their Affiliates and their respective officers, directors and employees from and against the indemnifying Partner's Percentage Interest (calculated at the time any such Liability was incurred) of any Liability that such Indemnified Party may sustain, incur or assume as a result of or relating to any Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership; PROVIDED, HOWEVER, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this Section 13.2(b) to the extent that it is Finally Determined that such Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement; PROVIDED, FURTHER, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this Section 13.2(b) unless (i) the indemnified Partner shall first make a written demand for indemnification from the Partnership in accordance with Sections 13.2(a) and (c) and the Partnership shall fail to satisfy such demand in a manner reasonably satisfactory to the indemnified Partner within 60 days of such notice or (ii) the Partnership is insolvent or otherwise unable to satisfy its obligations. The indemnifying Partner shall periodically reimburse any Person entitled to indemnity under this Section 13.2(b) for its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the indemnifying Partner for such amounts if it is Finally Determined that such Person was not entitled to indemnity hereunder.

         (c) PROCEDURES. Promptly after receipt by a Person entitled to indemnification under subsection (a) or (b) (an "Indemnified Party") of notice of any pending or threatened claim against it (a "Claim"), such Indemnified Party shall give prompt written notice (including copies of all papers served with respect to such claim) to the Person to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; PROVIDED that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Claim that is subject to indemnification under Section 13.2(a) shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including by making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, PROVIDED that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

         If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of this Section 13.2(c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to this Section 13.2(c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; PROVIDED that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

         Notwithstanding the other provisions of this Section 13.2, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 13.2 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
13.2 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

         After it has been mutually agreed or Finally Determined that an Indemnifying Party is liable to the Indemnified Party under this Section 13.2(c), the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten Business Days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by the Indemnified Party.

         (d) SURVIVAL. The indemnities contained in this Section shall survive the termination and liquidation of the Partnership.

         (e) SUBROGATION. In the event of any payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with any Liability, the Indemnifying Party (or any guarantor who made such payment) shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party (not including the Partnership) relating to such event or indemnification, but only to the extent of any such payments. The Indemnified Party shall cooperate with the Indemnifying Party (or such guarantor) in any reasonable manner in prosecuting any subrogated claim.

         (f) NO LIMITATION. Nothing in this Agreement shall be deemed to (i) limit the Partnership's power to indemnify its officers, employees, agents or any other Person, to the fullest extent permitted by law, or (ii) limit the Partnership's indemnity obligations to the Partners under the Act.

         13.3 THIRD PARTY CLAIM REIMBURSEMENT.

         (a) In the case of a Liability relating to a Third Party Claim and caused by the Fault of either the General Partner or Geon LP, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) against whom reimbursement is being sought, such Partner, whether the General Partner or Geon LP, hereby agrees to reimburse the Partnership for such Liability to the extent that:

                  (i) the Liability relates to a Third Party Claim that has been finally resolved and that the Partnership has actually paid (an "Expense");

                  (ii) the Expense is not covered by insurance proceeds actually received by the Partnership under policies of a nature such that future premium rates thereunder will not be increased by claim experience relating to such Liability; PROVIDED that, if the Partnership is reimbursed by either the General Partner or Geon LP pursuant to this
         Section 13.3(a) and subsequently receives insurance proceeds covering such Expense under policies of a nature that future premium rates thereunder will not be increased by claim experience relating to such Liability, the Partnership shall promptly pay such insurance proceeds to the reimbursing Partner up to the amount reimbursed by such Partner; and

                  (iii) the Expense is not offset by third party indemnification or otherwise;

PROVIDED, HOWEVER, that such reimbursing Partner shall reimburse the Partnership for the Expense only to the extent and in proportion to its Fault.

         (b) Any claim by the Partnership for reimbursement under this Section may be initiated by either the General Partner or Geon LP upon written notice to the other, and the General Partner and Geon LP shall have a period of 60 days during which to reach unanimous agreement as to the terms on which any reimbursement shall be made. If the General Partner and Geon LP are unable to agree or there are any disputes over Fault and reimbursement under this Section, such matters shall be resolved pursuant to the Dispute Procedures.

         13.4 DISPUTE RESOLUTION. Except as otherwise provided for herein, all controversies or disputes arising under this Agreement shall be resolved pursuant to the provisions set forth on Appendix D (the "Dispute Procedures").

         13.5 EXTENT OF LIMITATION OF LIABILITY, INDEMNIFICATION, ETC. TO THE FULLEST EXTENT PERMITTED BY LAW AND WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE LIMITATION OF LIABILITY, INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, A PARTY SHALL BE ENTITLED TO INDEMNIFICATION OR RELEASE HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OR RELEASE IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

         13.6 FURTHER ASSURANCES. From time to time, each Partner agrees to execute and deliver such additional documents, and will provide such additional information and assistance, as the Partnership may reasonably require to carry out the terms of this Agreement and to accomplish the Partnership's business.

         13.7 SUCCESSORS AND ASSIGNS. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of the Partners, but no Partner may assign or delegate any of its rights or obligations under this Agreement. Except as expressly provided herein, any purported assignment or delegation shall be void and ineffective.

         13.8 BENEFITS OF AGREEMENT RESTRICTED TO THE PARTIES. This Agreement is made solely for the benefit of the Partnership and the Partners, and no other Person, including any officer or employee of the Partnership or any Partner, shall have any right, claim or cause of action under or by virtue of this Agreement.

         13.9 NOTICES. All notices, requests and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile during business hours with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:


If to OCC GP or OCC LP:                  If to Geon LP:
   c/o Occidental Chemical Corporation      c/o The Geon Company
   5005 LBJ Freeway                         One Geon Center
   Dallas, Texas 75244                      Avon Lake, Ohio 44012
   Attention: President                     Attention: Chief Executive Officer
   Telecopy Number: (972) 404-3906          Telecopy Number: (440) 930-1002

   With a copy to: With a copy to:

   Occidental Petroleum Corporation         The Geon Company
   10889 Wilshire Boulevard                 One Geon Center
   Los Angeles, California 90024            Avon Lake, Ohio 44012
   Attention: General Counsel               Attention: General Counsel
   Telecopy Number: (310) 443-6333          Telecopy Number: (440) 930-1002

   And to:

   Occidental Chemical Corporation
   5005 LBJ Freeway
   Dallas, Texas 75244
   Attention: General Counsel
   Telecopy Number: (972) 404-3957


         13.10 SEVERABILITY. In the event that any provisions of this Agreement shall be Finally Determined to be unenforceable, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Partner, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         13.11 CONSTRUCTION. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumption that any Partner had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each appendix, exhibit, attachment and schedule to this Agreement is a part of this Agreement.

         13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

         13.13 WAIVER OF RIGHT TO PARTITION. Except as provided in Section 12.2(e), each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

         13.14 GOVERNING LAW. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

         13.15 EXPENSES. Except as otherwise provided herein or in the Master Transaction Agreement, each party hereto shall be responsible for its own expenses incurred in connection with this Agreement.

         13.16 PAYMENT TERMS AND INTEREST CALCULATIONS.

         (a) If the payment due date for any payment hereunder (including capital contributions and Damages) falls on a Saturday or a bank or federal holiday, other than a Monday, the payment shall be due on the past preceding Business Day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following Business Day.

         (b) Interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall, subject to the provisions of Section 13.17, accrue at a per annum rate equal to the lesser of (i) the Agreed Rate plus 2% per annum, compounded quarterly, to the extent permitted by law or (ii) the Highest Lawful Rate.

         (c) A wire transfer or delivery of a check shall not operate to discharge any payment under this Agreement and shall be accepted subject to collection.

         13.17 USURY SAVINGS CLAUSE. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto to conform strictly to Applicable Usury Laws, in each case to the extent they are applicable to this Agreement. Accordingly, if any payment made pursuant to this Agreement results in any Person having paid any interest in excess of the Maximum Amount, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this Section 13.17 shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Agreement shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to the payor by the recipient hereof; (iii) no Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of any interest payable under this Agreement shall be IPSO FACTO reduced to the Highest Lawful Rate, and the provisions of this Agreement immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to any person pursuant to this Agreement for the use, forbearance or detention of any indebtedness arising hereunder shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of any such indebtedness so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof.

         13.18 AMENDMENT. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of the General Partner and each of the Limited Partners.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto, by their respective officers thereunto duly authorized, effective as of the date first written above.

                                        GENERAL PARTNER


                                        OCCIDENTAL PVC, LLC


                                        By: /s/ John L. Hurst, III
                                           -----------------------------------
                                        John L. Hurst, III
                                        President


                                        LIMITED PARTNERS

                                        OCCIDENTAL PVC LP, INC.


                                        By: /s/ James R. Havert
                                           -----------------------------------
                                        James R. Havert
                                        Vice President and Treasurer


                                        1999 PVC PARTNER INC.


                                        By: /s/ Woodrow W. Ban
                                           -----------------------------------
                                        Name: Woodrow W. Ban
                                              --------------------------------
                                        Title: Assistant Secretary
                                              --------------------------------

                                   APPENDIX A
                        TO LIMITED PARTNERSHIP AGREEMENT

                                   DEFINITIONS
                                   -----------

         "AAA" has the meaning set forth in Appendix D.

         "Acceptance Notice" has the meaning set forth in Section 10.2(b).

         "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

         "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) Such Capital Account shall be deemed to be increased by any amounts which such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentence of Regulation Section 1.704-2(g)(1) and Section 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt).

                  (ii) Such Capital Account shall be deemed to be decreased by the items described in Regulationss. 1.704-l(b)(2)(ii)(d)(4), (5) and
         (6).

The foregoing definition of Adjusted Capital Deficit is intended to comply with the provisions of Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

         "Affiliate" means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; PROVIDED, HOWEVER, that for purposes of this Agreement neither the Partnership nor Compounding Partnership, nor any entity controlled by either entity, shall be considered an Affiliate of any Partner. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the ownership of more than 50% of the equity interests, Fully Diluted.

         "Agreed Rate" means the base commercial lending rate announced by Citibank, N.A. (or its successor) at its principal office, in effect from time to time, such interest rate to change automatically, effective as of the date of each change in such base rate.

         "Agreement" means this First Amended and Restated Limited Partnership Agreement of Oxy Vinyls, LP, as amended from time to time.

         "Alternate" has the meaning set forth in Section 6.4(b).

                                  Appendix A-1

         "Annual Agreed Multiple" means five, unless and until otherwise mutually agreed between the General Partner and Geon LP.

         "Annual Budget" has the meaning set forth in Section 8.2.

         "Applicable Usury Laws" means laws regarding the use, forbearance or detention of any indebtedness arising under this Agreement whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws.

         "Appraised Value" has the meaning set forth in Section 10.2(a).

         "Asset Contribution Agreement" means (i) in the case of OCC LP and OCC GP, the Asset Contribution Agreement to be entered into between the Partnership, OCC, OCC LP and OCC GP, and (ii) in the case of Geon LP, the Asset Contribution Agreement to be entered into between the Partnership, Geon, and Geon LP.

         "Asset Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such as in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

         "Assumed Liabilities" means (i) in the case of OCC LP and OCC GP, "Assumed Liabilities," as defined in the Asset Contribution Agreement of OCC, and (ii) in the case of Geon LP, "Assumed Liabilities," as defined in the Asset Contribution Agreement of Geon.

         "Auxiliary Committee" has the meaning set forth in Section 6.8.

         "Bankruptcy" means the occurrence of any of the following: (i) a Partner or its Parent shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Partner or its Parent or of all or any substantial part of its properties or its Units (the term "acquiesce," as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within ten Business Days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Partner or its Parent seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such Partner or its Parent shall acquiesce in the entry of such order, judgment or decree or such other order, judgment or decree


                                  Appendix A-2
shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Partner or its Parent or of all or any substantial part of its property or its Units shall be appointed without the consent or acquiescence of such Partner or its Parent and such appointment shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive); (iii) a Partner or its Parent shall admit in writing its inability to pay its debts as they mature; (iv) a Partner or its Parent shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a Partner or its Parent shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

         "Book Value" means, with respect to any asset of the Partnership, the asset's adjusted basis for federal income tax purposes as of the relevant date, except as follows:

                  (i) The initial aggregate Book Value of all of the assets of the Partnership as of the Closing Date shall be equal to the sum of (A) the beginning aggregate Capital Accounts of the Partners immediately after the Closing Date, and (B) the aggregate amount of all liabilities of the Partnership for federal income tax purposes immediately after the Closing Date.

                  (ii) The initial Book Value of any asset contributed by a Partner to the Partnership after the Closing Date shall be the gross fair market value of such asset, which shall be equal to the amount credited to such Partner's Capital Account for such contribution (increased by the amount of any liabilities which the Partnership assumes or takes subject to).

                  (iii) The Book Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted (at the election of the Partnership Governance Committee) to equal their respective gross fair market values upon the occurrence of any of the events described in Regulation Section 1.704-l(b)(2)(iv)(f)(5).

                  (iv) The Book Value of any asset distributed by the Partnership to a Partner shall be equal to the gross fair market value of such asset on the date of the distribution.

                  (v) The Book Value of any Partnership asset with respect to which an adjustment to tax basis has occurred by reason of the application of section 734(b) or 754(b) of the Code shall be adjusted to the extent such adjustment to tax basis is taken into account pursuant to Regulation Section 1.704-l(b)(2)(iv)(m).

                  (vi) If the Book Value of an asset is not equal to its adjusted tax basis for federal income tax purposes, such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.1.

                                  Appendix A-3

The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-l(b)(2)(iv) and shall be interpreted and applied consistently therewith. Any determinations of "gross fair market value" in this definition of Book Value shall be made by the Partnership Governance Committee.

         "Business Day" means any day other than a Saturday, Sunday or other day on which banks are closed in New York City, New York.

         "Business Opportunity" has the meaning set forth in Section 9.3(c).

         "Capital Account" means the separate capital account established and maintained by the Partnership for each Partner, as contemplated by Section 2.

         "Capital Expenditure Budget" has the meaning set forth in Section
8.2(d).

         "CEO" has the meaning set forth in Section 7.1(b).

         "Change of Control" means "Change of Control," as defined in Section 1.1(c) of the Parent Agreement.

         "Claim" has the meaning set forth in Section 13.2(c).

         "Closing Date" means "Closing Date," as defined in the Master Transaction Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time and any successor thereto.

         "Competing Opportunity" has the meaning set forth in Section 9.3(c).

         "Compounding Partnership" means "Compounding Partnership," as defined in the Master Transaction Agreement.

         "Confidential Information" means all documents and information (including commercial information and information with respect to customers, trade secrets and proprietary technologies or processes (including with respect to the Specialty Resin Business) and the design and development of new products or services) concerning the Partnership, the Partners or their Affiliates, furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, except to the extent that such information (i) is or becomes generally available to and known by the public or the chemical industry (other than as a result of an unpermitted disclosure directly or indirectly by the Partnership or a Partner),
(ii) is or becomes available to a Partner on a nonconfidential basis from a source other than the Partnership or a Partner; PROVIDED, HOWEVER, that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, the Partnership or the other Partner, (iii) has

                                  Appendix A-4
already been or is hereafter independently acquired or developed by a Partner without violating any confidentiality agreement with or other obligation of secrecy to the Partnership or another Partner or (iv) is otherwise generated by the Partnership with the intention that it not be held as confidential.

         "Contributed Business" means the "Contributed Business," as defined in both of the Asset Contribution Agreements.

         "Damages" means, with respect to a Person in connection with a Default, any and all obligations (including all obligations to take an affirmative or curative act), liabilities, damages (including damages arising out of any breach of any representation or warranty, damages related to investigations, proceedings, audits, the interruption of the Partnership's business, restrictions upon the use of, or adverse impact on, the Assets or the Partnership's business, or the interruption, breach or termination of any Related Agreements or other agreements, including any lost profits attributable thereto), fines, penalties, deficiencies, losses, judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements, liquidating, selling or offering for sale the Partnership's business and assets or winding-up the Partnership's business, or other payments in respect of such payments) suffered or incurred by such Person that arise out of or relate to such Default, regardless of whether any of the foregoing are foreseeable, unforeseeable, matured or unmatured, existing or contingent as of the date of such Default. "Damages" also shall include, if and to the extent interest is not already included therein under applicable law or other provisions hereof and subject to Section 13.17, interest on amounts actually due until payment thereof is made at a rate per annum equal to the rate set forth in Section 13.16(b). "Damages" shall not include any consequential, incidental, indirect, punitive, exemplary, special or other similar damages.

         "Deadlock Notice" has the meaning set forth in Section 8.5.

         "Default" has the meaning set forth in Section 11.1.

         "Default Date" has the meaning set forth in Section 11.1.

         "Defaulting Partners" means (i) OCC GP and OCC LP, in the case of a Default by OCC GP, OCC LP or their Parent; and (ii) Geon LP, in the case of a Default by Geon LP or its Parent.

         "Depreciation" means, for each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be (i) an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis, or, (ii) if the federal income tax depreciation, amortization or other cost recovery

                                  Appendix A-5
deduction for such year is equal to zero, an amount determined with reference to such Book Value using a reasonable method selected by the Tax Matters Partner.

         "Dispute Notice" has the meaning set forth in Appendix D.

         "Dispute Procedures" has the meaning set forth in Section 13.4.

         "Disputing Partner" has the meaning set forth in Appendix D.

         "Distributable Cash" means as of the end of each month during the term of this Agreement the cash plus short-term investments of the Partnership less
(i) the amount needed to meet the current operating expenses of the Partnership,
(ii) the amount needed for capital expenditures, (iii) the amount needed for debt service, and (iv) the amount needed to fund reserves, in each case as determined by the Partner Governance Committee pursuant to the authority granted under Section 6 and as set forth in the Strategic Plan.

         "EBITDA" means, for any period, the sum of the Partnership's net income from operations before any extraordinary items, plus the following expenses or charges to the extent deducted to arrive at net income in such period: interest expense, income taxes, depreciation, and amortization, all determined in accordance with GAAP.

         "EBITDA Contribution" means, for any acquisition or expenditure, the estimated average annual EBITDA attributable to such acquisition or expenditure, calculated on an average annual basis with respect to a five year period commencing at the end of a transition and integration period (the duration of which shall be determined by the General Partner, acting reasonably) following such acquisition or expenditure.

         "80%-Owned Affiliate" means, as to any Person, an Affiliate of such Person where the level of ownership of the equity interests involved, Fully Diluted, is 80% or more.

         "Enterprise Value Increase" has the meaning set forth in Section 6.9.

         "Executive Officers" has the meaning set forth in Section 7.1(b).

         "Expense" has the meaning set forth in Section 13.3(a).

         "Fair Market Value" means (i) with respect to the Partnership, the Asset Fair Market Value of all of the Partnership's assets decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter; and
(ii) with respect to a Related Business, the Asset Fair Market Value of all the assets of such Related Business decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter. In either case, the following shall apply to the determination of Fair Market Value:

                                  Appendix A-6

                  (a) The General Partner and Geon LP shall first attempt to agree on such value, which if agreed to shall be the Fair Market Value.

                  (b) If the General Partner and Geon LP are unable to agree within 20 days of the first written notice from either the General Partner or Geon LP to the other proposing an amount to be the Fair Market Value (the "Notice"), then if requested by either the General Partner or Geon LP, the General Partner and Geon LP shall each (at its own cost) cause an independent, qualified appraiser to deliver a written appraisal of its determination of the Fair Market Value within 50 days of the Notice. If the lower appraised value is greater than or equal to 90% of the higher appraised value, then the average of the two appraised values shall be the Fair Market Value.

                  (c) If the lower appraised value is less than 90% of the higher appraised value, then the General Partner and Geon LP shall jointly appoint a Neutral within 20 days of the delivery of both such appraisals. If the General Partner and Geon LP have been unable to agree upon such appointment within such 20 days, then such Neutral shall upon the application of either the General Partner or Geon LP be appointed within 10 days of the filing of such application by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Dallas, Texas or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting in Dallas, Texas. The fees and expenses of the Neutral shall be paid equally by the General Partner and Geon LP.

                  (d) The Neutral shall, within 30 days of the appointment of the Neutral, determine which of the two appraised values (without in any way modifying or compromising between the two appraised values) is closest to the fair market value of the enterprise's assets as determined by the Neutral, and that appraised value shall be the Fair Market Value.

         "Fault" means any act or omission of a Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) that constitutes or results from intentional misconduct, criminal intent or gross negligence.

         "Finally Determined" means determined by any final, nonappealable judicial order or pursuant to a binding alternative dispute resolution procedure.

         "Fully Diluted" means a computation of equity interests on a basis as if all potentially dilutive securities, including warrants, stock options and convertible bonds, have been exercised or converted.

         "Funding Notice" has the meaning set forth in Section 2.3.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

                                  Appendix A-7

         "General Partner" means each Person who executes this Agreement and who is hereby admitted to the Partnership as a general partner of the Partnership, unless such General Partner ceases to be a General Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and is replaced by a Substitute General Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute General Partner, if any, of the Partnership as provided herein, in such Person's capacity as a general partner of the Partnership.

         "Geon" has the meaning set forth in the second recital.

         "Geon LP" has the meaning set forth in the first paragraph.

         "Highest Lawful Rate" means the maximum rate of interest, if any, that may be charged to any person under all Applicable Usury Laws on any principal balance from time to time outstanding pursuant to this Agreement.

         "HSE Law" means "HSE Law," as defined in both of the Asset Contribution Agreements.

         "Indemnified Party" has the meaning set forth in Section 13.2(c).

         "Indemnifying Party" has the meaning set forth in Section 13.2(c).

         "Initial Agreement" has the meaning set forth in the fourth recital.

         "Initial Assets" means "Assets," as defined in Section 1 of both of the Asset Contribution Agreements.

         "Initial Notice" has the meaning set forth in Section 10.2(a).

         "IRS" means Internal Revenue Service.

         "Legal Requirement" means any law, statute, rule, ordinance, decree, regulation, requirement, order (including any executive order) or judgment of any court or government or regulatory body or political subdivision thereof.

         "Leverage Ceiling" has the meaning set forth in Section 6.7(vi).

         "Liability" means any loss, claim, damages, fine, penalty, assessment by public agencies, settlement, cost or expense (including costs of investigation, defense and reasonable attorneys' fees) or other liability.

         "Limited Partner" means each Person who executes this Agreement and who is hereby admitted to the Partnership as a limited partner of the Partnership, unless such Limited Partner ceases to be a Limited Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and

                                  Appendix A-8
is replaced by a Substitute Limited Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute Limited Partner, if any, of the Partnership as provided herein, in such Person's capacity as a limited partner of the Partnership.

         "Limited Partners Pro Rata" means from or to the Limited Partners in the ratio of the Units owned by each.

         "Liquidation" has the meaning set forth in Section 11.4.

         "Losses" has the meaning set forth in definition of "Profits and Losses."

         "Master Transaction Agreement" means that certain agreement between OCC and Geon dated December 22, 1998, providing for the execution of various agreements concerning the Partnership and the Initial Assets.

         "Maximum Amount" means the maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by the applicable Person in connection with any indebtedness arising under this Agreement under all Applicable Usury Laws.

         "Neutral" means a neutral Person acceptable to all of the appointing Partners and not affiliated with any of the Partners, except where otherwise specifically provided; PROVIDED that, if the appointing Partners are not able to agree upon a neutral Person to act as the Neutral, the AAA shall select the Neutral.

         "Non-Defaulting Partners" means the Partners other than the Defaulting Partners.

         "OCC" has the meaning set forth in the second recital.

         "OCC GP" has the meaning set forth in the first paragraph.

         "OCC LP" has the meaning set forth in the first paragraph.

         "Offer" has the meaning set forth in Section 10.2(a).

         "Offeree Partners" has the meaning set forth in Section 10.2(a).

         "Operating Budget" has the meaning set forth in Section 8.2(c).

         "Other Partner" means, in the case of Geon LP, OCC GP, and in the case of OCC GP or OCC LP, Geon LP.

         "Parent" means "Parent," as defined in the Parent Agreement.

                                  Appendix A-9

         "Parent Agreement" means the Parent Agreement (Oxy Vinyls, LP) to be entered into among Occidental Petroleum Corporation, OCC, Geon and the Partnership in connection with this Agreement, as amended from time to time, the form of which is referenced in the Master Transaction Agreement.

         "Partners" means the General Partner and the Limited Partners on the date of this Agreement until such Person ceases to be a partner of the Partnership.

         "Partnership" means Oxy Vinyls, LP, a Delaware limited partnership, the limited partnership formed and continued under the Act and this Agreement.

         "Partnership Annual Agreed Value" has the meaning set forth in Section 6.9.

         "Partnership Governance Committee" has the meaning set forth in Section 6.1.

         "Partnership Governance Committee Action" has the meaning set forth in
Section 6.1.

         "Percentage Interest" means the percentage determined by dividing the number of Units owned by a Partner by the total number of outstanding Units.

         "Person" means any natural person or any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, business, government (or any agency or subdivision thereof) or other entity.

         "Pledge" means to mortgage, pledge, encumber or create or suffer to exist any lien or encumbrance upon or security interest in. Such defined term is used in this Agreement as both a noun and a verb.

         "Profits and Losses" means, for each applicable period, the Partnership's taxable income or loss for such period determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss.

                  (ii) Any expenditures of the Partnership described in section 705(a)(2)(B) of the Code or treated as such pursuant to Regulation
         Section 1.704-1(b)(2)(iv)(i) and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss.


                                  Appendix A-10

                  (iii) Depreciation for such period shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss.

                  (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property.

                  (v) If any property is distributed in kind to any Partner, the difference between its fair market value and its Book Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Partnership.

                  (vi) The amount of any adjustment to the Book Value of any Partnership asset pursuant to clause (iii) of the definition of Book Value herein shall be taken into account as Profit or Loss from the disposition of such asset.

         "Pro Rata" means in the ratio of the Units owned by a Partner to the total number of applicable Units.

         "Proposing Person" has the meaning set forth in Section 9.3(c).

         "PVC" means polyvinyl chloride.

         "Reconstituted Basis" means, as to each Partnership property, the Partnership's basis in such property immediately after it is contributed to the Partnership reduced by any depreciation and other deductions allocated to a Partner pursuant to Section 4.5(c)(i)(a).

         "Regulations" means the final or temporary income tax regulations promulgated by Department of the Treasury and in effect from time to time.

         "Related Agreements" means the agreements (other than this Agreement) defined as "Related Agreements" in the Master Transaction Agreement, as such agreements may be amended from time to time after the Closing Date.

         "Related Business" means any Specified Business, except for any business of producing, purchasing or otherwise acquiring, using, distributing, marketing or exchanging caustic soda, chlorine, ethylene dichloride, ethylene, sodium methylate or chlorinated paraffins.

         "Related Persons" has the meaning set forth in Section 13.1.

         "Representative" has the meaning set forth in Section 6.4(a).

                                  Appendix A-11

         "Retained Business" means, in the case of OCC, the Specialty Resin Business conducted primarily at its manufacturing plant located in Pottstown, Pennsylvania and all related assets, and in the case of Geon, the Specialty Resin Business conducted primarily at its retained portion of the Pedricktown, New Jersey manufacturing plant and all related assets and its manufacturing plant located in Henry, Illinois and all related assets.

         "SEC" means the Securities and Exchange Commission.

         "Selling Partners" has the meaning set forth in Section 10.2(a).

         "Specialty Resin Business" means the business of producing, purchasing or otherwise acquiring, using, distributing, marketing and exchanging (i) dispersion, blending and copolymer resins and (ii) Specialty Suspension PVC Resin (as that term is defined in the Related Agreements that are attached as Exhibits T and V to the Master Transaction Agreement), including those produced by any Retained Business.

         "Specified Business" means the business of doing the following: (i) to produce, purchase or otherwise acquire, use, distribute, market and exchange suspension/mass PVC resin products, chlorinated PVC, VCM (to the extent permitted under applicable agreements concerning VCM produced by OxyMar), caustic soda, chlorine, ethylene dichloride, sodium methylate and chlorinated paraffins (the "Primary Business"); (ii) to maintain, conduct and expand the Primary Business, including the development of new technologies and products for, the licensing of intellectual property related to, and the transportation, storage and exchange of any products produced, purchased, acquired, used, distributed, marketed or exchanged by, the Primary Business; PROVIDED, HOWEVER, that the production of caustic soda, chlorine and ethylene dichloride may be expanded by the Partnership only to meet the internal consumption demand of the other parts of the Primary Business for such products; (iii) to produce, purchase or otherwise acquire electricity and to purchase or otherwise acquire ethylene, in each case as required to conduct the Primary Business; (iv) to distribute and market, but only through OCC in accordance with agreements between the Partnership and OCC, any excess caustic soda, chlorine, ethylene dichloride, sodium methylate and chlorinated paraffins that the Partnership produces, purchases or otherwise acquires for, and does not consume in, the Primary Business; (v) to distribute and market any ethylene, electricity and other products and by-products (except for caustic soda, chlorine, ethylene dichloride, sodium methylate and chlorinated paraffins, the distribution and marketing of which are covered in clause (iv) above) that the Partnership produces, purchases or otherwise acquires for, but does not consume in, the Primary Business; PROVIDED, HOWEVER, that the distribution and marketing of any such ethylene shall only be through Equistar Chemicals, LP in accordance with agreements between the Partnership and Equistar Chemicals, LP; (vi) to engage in the incidental purchase, acquisition, use or sale of PVC dry blend powder compounds to support customers of the pipe segment of the Primary Business and to support other customers of the Primary Business as approved by all Partners (such approval not to be unreasonably withheld); and (vii) to produce, purchase or otherwise acquire, use, distribute, market and exchange PVC pipe and pipe fittings; PROVIDED, HOWEVER, that the "Specified Business" shall not include the Specialty Resin Business.

                                  Appendix A-12

         "Strategic Plan" has the meaning set forth in Section 8.1.

         "Substitute General Partner" means a Person who is admitted as a General Partner to the Partnership in place of and with all the rights of a General Partner.

         "Substitute Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership in place of and with all the rights of a Limited Partner.

         "Supply Agreements" means the Related Agreements that are attached as Exhibits L and O to the Master Transaction Agreement.

         "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         "Tax Matters Partner" means OCC LP in its capacity as the sole owner of OCC GP or any substitute Partner designated by OCC LP.

         "Third Party Claim" means any allegation, claim, demand, civil or criminal action, proceeding, charge or prosecution brought by a Person other than the Partnership, any Partner or any Affiliate of a Partner; PROVIDED, HOWEVER, that if such allegation, claim, demand, civil or criminal action, proceeding, charge or prosecution is brought by any Partner or any Affiliate of a Partner, in each case in its capacity as the owner or operator of property not transferred pursuant to the OCC or Geon Asset Contribution Agreement, such allegation, claim, demand, civil or criminal action, proceeding, charge or prosecution shall be a Third Party Claim.

         "Transfer" means to sell, assign or otherwise dispose of, whether by act, deed, merger or otherwise. Such defined term is used in this Agreement as both a noun and a verb.

         "Unit" means a unit representing a partnership interest in the Partnership.

         "VCM" means vinyl chloride monomer.

         "Wholly-Owned Affiliate" means, as to any Person, an Affiliate of such Person all of the equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly-Owned Affiliate of such Person or by the Parent thereof

         "Wholly-Owned Subsidiary" means, as to any Person, a subsidiary of such Person all of the equity interests of which are owned, directly or indirectly, by such Person.

                                  Appendix A-13

                                   APPENDIX B
                        TO LIMITED PARTNERSHIP AGREEMENT
                        --------------------------------

                  PARTNERSHIP FINANCIAL STATEMENTS AND REPORTS
                  --------------------------------------------



Item & Frequency                                             Due Dates
----------------                                             ---------
Monthly:
Income Statement - current period and year-to-date          8th Business Day following month-end

Balance Sheet - current period                              9th Business Day following month-end

Cash Flow Statement - current period and year-to-date       9th Business Day following month-end

Schedule of Income Allocation - preliminary                 6th Business Day following month-end

Schedule of Income Allocation - final                       10th Business Day following month-end


Calculation of Distribution of Available Net Operating
Cash - final                                                15th Business Day following month-end

Results of Operations Analysis                              10th Business Day following month-end


Quarterly:
  Analysis for Investor Relations and Form 10-Q disclosures:

         -        Results of Operations                      15th Business Day following quarter-end
         -        Cash Flow                                  15th Business Day following quarter-end
         -        Sales Variances                            15th Business Day following quarter-end
         -        Capital Expenditures                       15th Business Day following quarter-end
         -        Intercompany Transactions                  15th Business Day following quarter-end
         -        Volumes                                    15th Business Day following quarter-end
         -        Prices                                     15th Business Day following quarter-end
         -        Unusual Items                              15th Business Day following quarter-end


Income Statement - current quarter and year-to-date          10th Business Day following quarter-end

Balance Sheet - current period                               11th Business Day following quarter-end

Cash Flow Statement - current quarter and year-to-date       11th Business Day following quarter-end


                                  Appendix B-1

Annual:
  Analysis for Investor Relations and Form 10-K
     disclosures
         -        Same as quarterly requirements
         -        Plant Capacities                           15th Business Day following year-end

Audited Financial Statements                                 90days following year-end



                                  Appendix B-2

                                   APPENDIX C
                           INITIAL EXECUTIVE OFFICERS
                           --------------------------


John L. Hurst, III, Chief Executive Officer



                                  Appendix C-1

                                   APPENDIX D
                                   ----------
                          DISPUTE RESOLUTION PROCEDURES
                          -----------------------------


         (1) BINDING AND EXCLUSIVE MEANS. Except as otherwise provided in the Partnership Agreement, the dispute resolution provisions set forth in this Appendix shall be the binding and exclusive means to resolve all disputes arising under the Agreement (each a "Dispute").

         (2) STANDARDS AND CRITERIA. In resolving any Dispute, the standards and criteria for resolving such Dispute shall, unless the Partners involved in the Dispute in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix.

         (3) ADR AND BINDING ARBITRATION PROCEDURES. If a Dispute arises, the following procedures shall be implemented (with references to "Partners" meaning the Partners involved in the Dispute):

         (a) Any Partner may at any time invoke the dispute resolution procedures set forth in this Appendix as to any Dispute by providing written notice of such action to the Secretary of the Partnership, who within five Business Days after such notice shall schedule a meeting to be held in Dallas, Texas between the Partners. The Partners' meeting shall occur within 10 Business Days after notice of the meeting is delivered to the Partners. The meeting shall be attended by representatives of each Partner having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

         (b) The representatives of the Partners shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the Partners resolving the Dispute; (ii) one of the Partners shall determine and notify the other Partners in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the Partners having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full Business Days (or such other time period as may be agreed upon) shall expire without the Partners having resolved the Dispute.

         (c) If, as of the Interim Decision Date, the Partners have not succeeded in negotiating a resolution of the Dispute pursuant to subsection (b), the Partners shall proceed under subsections (d), (e) and (f).

                                  Appendix D-1

         (d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any Partner involved in the Dispute (the "Disputing Partner"). The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Appendix. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in Dallas, Texas. The Arbitrator (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each Partner shall make available to the Arbitrator and the other Partners all books, records and other information within its control requested by the other Partners or the Arbitrator subject to the confidentiality provisions contained herein, and PROVIDED that no such access shall waive or preclude any objection to such production based on any privilege recognized by law. Recognizing the express desire of the Partners for an expeditious means of dispute resolution, the Arbitrator may limit the scope of discovery between the Partners as may be reasonable under the circumstances. In deciding the substance of the Partners' claims, the laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement (including this Appendix) without giving effect to any conflicts of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Partner involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the Partners, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration proceeding, and the Arbitrator shall have the right and authority to issue monetary sanctions against any of the Partners if, upon a showing of good cause, that Partner is unreasonably delaying the proceeding. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrator and the Partners.

         (e) The Disputing Partner shall notify the American Arbitration Association ("AAA") and the other Partners in writing describing in reasonable detail the nature of the Dispute (the "Dispute Notice"). The arbitrator (the "Arbitrator") shall be selected within 15 days of the date of the receipt of the Dispute Notice by all of the Partners from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, of the Center for Public Resources, and shall be experienced in commercial arbitration. In the event that the Partners are unable to agree on the selection of the Arbitrator, the AAA shall select the Arbitrator, using the criteria set forth in this Appendix, within 30 days of the date of the Dispute Notice. In the event that the Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The Arbitrator shall be neutral. The Arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' costs and attorneys' fees and expenses) against any or all Partners.

         (f) The Arbitrator shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitrator shall have the authority to issue injunctive relief; however, the Arbitrator shall not have any power or authority to (i) award consequential, incidental,

                                  Appendix D-2
indirect, punitive, exemplary, special or other similar damages or (ii) amend this Agreement. The Arbitrator shall render the arbitration award, in writing, within 20 days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrator awards monetary damages in favor of either party, the Arbitrator must certify in the award that no indirect, consequential, incidental, punitive, exemplary, special or other similar damages are included in such award. If the Arbitrator's decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the Arbitrator in his or her discretion. The arbitration award shall be final and binding on the Partners, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

         (4) CONTINUATION OF BUSINESS. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix, the Partners agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.



                                  Appendix D-3

                            APPENDIX 1 TO APPENDIX D
                            ------------------------

         (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the Partners and their Affiliates as set forth in the Partnership Agreement.

         (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Partnership Agreement and the Related Agreements and permits the Partners to realize the benefits intended to be afforded thereby.

         (c) Third priority shall be given to such other matters, if any, as the Partners or the Arbitrator shall determine to be appropriate under the circumstances.


                                  Appendix D-4

                                   APPENDIX E

                        DIVISION OF PARTNERSHIP BUSINESS
                        --------------------------------

         If the Partnership is dissolved and Section 12.2(e) applies to the winding-up of the affairs of the Partnership, the Partnership properties shall, to the extent legally and contractually feasible and, after satisfaction of the liabilities of the Partnership (whether by payment or reasonable provision for payment), be distributed in kind to the Partners in accordance with a division (the "Division") of the properties. The Division shall be implemented by dividing the properties, to the extent feasible, in accordance with the following priorities and principles:

A. First priority shall be given to maximizing the consistency of the Division with a division of the Partnership properties that allocates to each Partner (subject to such Partner's Percentage Interest of the Partnership's liabilities) Partnership properties in proportion to the value of such Partner's Percentage Interest in the Partnership's business taking into account the aggregate Asset Fair Market Value of the Partnership's properties and the value and benefits afforded to such Partner under the Partnership Agreement and the other Related Agreements.

B. Second priority shall be given to the allocation of the Partnership's various assets and business units between the Partners so as to maximize the aggregate going concern value of the respective assets and business units allocated to each Partner, taking into account, without limitation, the potential synergies and efficiencies that are reasonably achievable in connection with the operation of such allocated assets and business units as an independent business entity.

C. Third priority shall be given to maximizing the consistency of the Division with the nature and quality of the Assets and Contributed Business originally transferred to the Partnership by the respective Partners or their Affiliates.

         Absent an agreement by the Partners or direction by the Neutral as to both (i) how the Partners should allocate Partnership debt and (ii) the process for relieving each Partner of liability for that portion of Partnership debt allocated to the other Partner, the Partners (A) shall be jointly and severally liable to the holders of all Partnership debt and (B) as between the Partners, each Partner shall be obligated to pay to holders of the debt its Percentage Interest of all payments of principal and interest on Partnership debt. Notwithstanding the foregoing, the Neutral shall be entitled to direct, and any Partner may propose, an alternative allocation of Partnership debt in any circumstance where such alternative allocation is reasonably likely to result in a Division that is more consistent with the priorities outlined above.

         For purposes of this Appendix E, OCC GP and OCC LP shall be treated as if they were a single Partner.

                                  Appendix E-1

         The Partners shall attempt to agree on a plan for a mutually acceptable Division. If they are unable to so agree after 60 days following the occurrence of the dissolution, a Neutral shall be appointed in accordance with Appendix D and each Partner shall submit to the Neutral a written proposal for a Division. The Neutral shall decide which of the two proposals (without in any way modifying or compromising between the two proposals) more closely follows the priorities and principles set forth above, and the proposal so chosen shall thereupon be binding upon all Partners and shall be promptly implemented under the direction of the Neutral. The Neutral shall be entitled to employ (at the expense of the Partnership) such financial and accounting advisors and legal counsel as he or she shall select, provided that no such advisor or counsel shall have any affiliation with any Partner.



                                  Appendix E-2